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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Transocean Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2008

Dear Shareholder:

        The 2008 annual general meeting of Transocean Inc. will be held on Friday, May 16, 2008 at 8:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas. The Corporate Secretary's notice of annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

        It is important that your shares be represented and voted at the meeting whether you plan to attend or not. Please read the enclosed notice of annual general meeting and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

        Sincerely,

Robert E. Rose Chairman of the Board	Robert L. Long Chief Executive Officer

        This proxy statement and the accompanying proxy card are first being mailed on or about April 2, 2008 to record shareholders as of March 19, 2008.

NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
TO BE HELD MAY 16, 2008

        The annual general meeting of Transocean Inc., a Cayman Islands exempted company limited by shares, will be held at the British Colonial Hilton Nassau, Nassau, Bahamas at 8:00 a.m., Bahamas time, on May 16, 2008 for the following purposes:

  (1)
  To elect four directors as members of our Board of Directors to serve until the 2011 annual general meeting and until their respective successors have been duly elected.

  (2)
  To approve the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2008.

  (3)
  To transact such other business as may properly be brought before the meeting.

        This constitutes notice of the meeting as required by Cayman Islands law and our Articles of Association.

        Only record holders of ordinary shares at the close of business on March 19, 2008 will be entitled to notice of, and to vote at, the meeting.

        The meeting may generally be adjourned from time to time without advance notice other than announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

        This notice incorporates the proxy statement that accompanies it.

By order of the Board of Directors,
Chipman Earle Corporate Secretary
Houston, Texas April 2, 2008

YOUR VOTE IS IMPORTANT

        You may designate proxies to vote your shares via the Internet, by telephone, or by mailing the enclosed proxy. Your Internet or telephone designation authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please review the instructions in the proxy statement and on your proxy card regarding each of these options.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 16, 2008.

Our Proxy Statement and 2007 Annual Report to Shareholders are available at
http://www.deepwater.com/proxymaterials.cfm.

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
MAY 16, 2008

        INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Inc., on behalf of our Board of Directors, to be voted at our annual general meeting to be held on May 16, 2008 at 8:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas.

Proposals

        At the annual general meeting, shareholders will be asked to vote upon the following:

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  A proposal to elect four nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2011 annual general meeting and until their respective successors have been duly elected.

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  A proposal to approve the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2008.

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  Any other matters that may properly come before the meeting.

        We know of no other matters that are likely to be brought before the annual general meeting.

Quorum

        The presence, in person or by proxy, of shareholders holding a majority of our outstanding ordinary shares will constitute a quorum. Abstentions and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

        Only shareholders of record at the close of business on March 19, 2008 are entitled to notice of and to vote, or to grant proxies to vote, at the meeting.

Votes Required

        Approval of the proposal to elect the four nominees as directors requires the affirmative vote of a plurality of the votes cast. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat. You may vote "for" or "against" or "abstain" with respect to the election of each director. Only votes "for" or "against" are counted in determining whether a plurality has been cast in favor of a director. Abstentions and "broker non-votes" are not counted for purposes of the election of directors. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a director nominee is elected, but does not receive more votes cast "for" than "against" the nominee's election.

        Approval of the proposal to appoint Ernst & Young LLP to serve as our independent registered public accounting firm for 2008 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. Abstentions and "broker non-votes" on the proposal have the effect of a vote against the proposal.

        As of the record date for the meeting, there were 317,958,465 ordinary shares outstanding and entitled to notice of and to vote at the meeting. Holders of ordinary shares on the record date are entitled to one vote for each share held.

Proxies

        A proxy card is being sent to each shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on each of the proposals by marking your proxy card appropriately, executing it in the space provided, dating it and returning it to us. We may accept your proxy by any form of communication permitted by Cayman Islands law and our Articles of Association. Shareholders of record who do not hold their shares through a bank, broker or nominee may grant a proxy to vote on the Internet at http://www.eproxy.com/rig or by telephone by calling the number listed on the proxy card. Please have your proxy card in hand when calling or going online. To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

        If you have timely submitted a properly executed proxy card or provided your voting instructions by telephone or on the Internet and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card or provided your voting instructions by telephone or on the Internet and have not clearly indicated your votes, your shares will be voted "FOR" the election of all director nominees and "FOR" the approval of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2008.

        If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of the proposals will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

        You may revoke your proxy card at any time prior to its exercise by:

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  giving written notice of the revocation to our Corporate Secretary;

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  appearing at the meeting, notifying our Corporate Secretary and voting in person;

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  revoking the proxy by telephone or the Internet; or

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  properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary at or before the meeting.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Merger Transaction

        On November 27, 2007, we completed our merger transaction (the "Merger") with GlobalSantaFe Corporation ("GlobalSantaFe"). Immediately prior to the effective time of the Merger, each of our outstanding ordinary shares was reclassified by way of a scheme of arrangement under Cayman Islands law into (1) 0.6996 of our ordinary shares and (2) $33.03 in cash (the "Reclassification"). At the effective time of the Merger, each outstanding ordinary share of GlobalSantaFe was exchanged for (1) 0.4757 of our ordinary shares (after giving effect to the Reclassification) and (2) $22.46 in cash.

PROPOSAL 1. ELECTION OF DIRECTORS

        Our Articles of Association divide our Board of Directors into three classes: Class I, Class II and Class III. Four Class III directors are to be elected at our 2008 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2011 when their respective successors have been duly elected.

        The Board has nominated for election as Class III directors: Jon A. Marshall, Martin B. McNamara, Robert E. Rose and Ian C. Strachan. Messrs. Marshall, McNamara, Rose and Strachan are standing for re-election. If any of the nominees becomes unavailable for any reason, which we do not anticipate, the Board of Directors in its discretion may designate a substitute nominee. If you have submitted an executed proxy card or provided your voting instructions by telephone or on the Internet, your vote will be cast for the substitute nominee unless contrary instructions are given in the proxy.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the Securities and Exchange Commission ("SEC") or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Governance."

        The Board has received from each current Board member who is a nominee for election at the annual general meeting, an executed irrevocable letter of resignation consistent with the policy described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board accepts such resignation.

The Board of Directors recommends a vote "FOR" the election of Jon A. Marshall, Martin B. McNamara, Robert E. Rose and Ian C. Strachan as Class III directors.

Nominees for Director—Class III—Terms Expiring 2011

  JON A. MARSHALL, age 56, is President and Chief Operating Officer of the Company and a member of our Board of Directors. Mr. Marshall served as a director and Chief Executive Officer of GlobalSantaFe from May 2003 until the Merger in November 2007 when Mr. Marshall assumed his positions with the Company. Mr. Marshall served as Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 to May 2003. Mr. Marshall served as Executive Vice President and Chief Operating Officer with Global Marine Inc. (which was merged with a subsidiary of Santa Fe International Corporation, which was renamed GlobalSantaFe in the merger) from 1998 to November 2001. Prior to that, Mr. Marshall served as President of several Global Marine operating subsidiaries. Mr. Marshall joined Global Marine in 1979 and held numerous operational and managerial positions before his promotion to President.

  MARTIN B. MCNAMARA, age 60, has served as a director of the Company since November 1994. Mr. McNamara is a Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past five years, Mr. McNamara has been in the private practice of law.

  ROBERT E. ROSE, age 69, has served as Chairman of the Board of Directors of the Company since November 2007. Mr. Rose has served as President of Taylor Energy Company LLC, a private oil and gas production company based in New Orleans, Louisiana since March 2008. Mr. Rose was the non-executive Chairman of the Board of Directors of GlobalSantaFe from March 2004, when he retired as an employee of GlobalSantaFe, until the Merger in November 2007. Mr. Rose served as

  GlobalSantaFe's Executive Chairman from 2001 until 2004, prior to which he served as the President and Chief Executive Officer of Global Marine after re-joining Global Marine in 1998 and as Global Marine's Chairman from 1999 through 2001. He began his professional career with Global Marine in 1964 and left Global Marine in 1976. Mr. Rose then held executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling, Inc. and its predecessor, Diamond M Company. He resigned from Diamond Offshore in 1998 and served as President and Chief Executive Officer of Cardinal Services, Inc., an oil services company, before re-joining Global Marine. Mr. Rose is also a director of Grey Wolf, Inc.

  IAN C. STRACHAN, age 64, has served as a director of the Company since December 1999. Mr. Strachan is a director of Reuters Group PLC, Xstrata plc, Rolls Royce Group plc and Johnson Matthey plc. He served as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005, when it was acquired by The Nasdaq Stock Market, Inc. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000 and served as Chief Executive Officer of BTR plc from 1996 until its merger with Siebe plc in 1999, when it changed its name to Invensys plc. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986.

Continuing Directors—Class I—Terms Expiring 2009

  W. RICHARD ANDERSON, age 54, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe from September 2006 until the Merger in November 2007. Mr. Anderson is a private investor and served as the President and Chief Executive Officer of Prime Natural Resources, Inc. from May 2002 until March 2007. Before joining Prime Natural Resources, Inc., Mr. Anderson was managing partner of Hein & Associates, LLP, a certified public accounting firm. He currently serves as a director of Boots & Coots International Well Control, Inc. and Vanguard Natural Resources, LLC, and is chairman of both of their audit committees.

  RICHARD L. GEORGE, age 57, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe from November 2001 until the Merger in November 2007. Since 1991, he has been the President and Chief Executive Officer of Suncor Energy Inc., a widely held Canadian integrated oil and gas company. Prior to 1991, Mr. George spent ten years in the international oil business with Sun Company where he held various positions in project planning, production evaluation, exploration and production. During the last four years of this period, he was Managing Director of Sun Oil Britain Limited in the U.K. Mr. George is the past Chairman and a current member of the Board of Directors of the Canadian Council of Chief Executives.

  VICTOR E. GRIJALVA, age 69, has served as a director of the Company since December 1999 and served as Chairman of our Board of Directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, Mr. Grijalva served as Executive Vice President of Schlumberger's Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger's Wireline, Testing & Anadrill division from 1992 to 1994. He is currently a director of Dynegy Inc.

  EDWARD R. MULLER, age 56, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe from November 2001 until the Merger in November 2007. Since September 2005, he has served as the Chairman, President and Chief Executive Officer of Mirant Corporation, an energy company that produces and sells electricity in the United States. Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until

  2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide.

  ROBERT L. LONG, age 62, is Chief Executive Officer and a member of our Board of Directors. Mr. Long also served as President of the Company from December 2001 to October 2006. He assumed the position of Chief Executive Officer in October 2002. Mr. Long also served as Chief Operating Officer from June 2002 until October 2002, Chief Financial Officer from August 1996 until December 2001, as Senior Vice President from May 1990 until the time of the Sedco Forex merger, at which time he assumed the position of Executive Vice President, and as Treasurer from September 1997 until March 2001. Mr. Long has been an employee since 1976 and was elected Vice President in 1987.

  J. MICHAEL TALBERT, age 61, has served as a director of the Company since August 1994. He served as the non-executive Chairman of the Board of Directors from October 2004 until November 2007. Mr. Talbert served as the executive Chairman of the Board from October 2002 until October 2004. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of the Board of Directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He is currently a director of El Paso Corporation.

Continuing Directors—Class II—Terms Expiring 2010

  THOMAS W. CASON, age 65, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe from November 2001 until the Merger in November 2007. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in December 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason is currently a member of the Board of Directors of Mirant Corporation and chairman of its audit committee.

  KRISTIAN SIEM, age 59, has served as a director of the Company since September 1996 and was Chairman of Transocean ASA prior to its acquisition by the Company in 1996. Mr. Siem is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company that owns offshore oil and gas drilling and subsea construction services businesses, a fleet of reefer vessels and a fleet of car carrying vessels through subsidiaries in the Cayman Islands, the U.K. and Norway. Mr. Siem is also chairman of Siem Offshore Inc., Subsea 7 Inc. and Siem Industrikapital AB. In addition, he is a director of North Atlantic Smaller Companies Investment Trust PLC and Star Reefers Inc. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc., as Chief Executive Officer and a director of Kvaerner ASA and as Chairman and a director of Norwegian Cruise Line.

  ROBERT M. SPRAGUE, age 63, has served as a director of the Company since May 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director—Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch / Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003.

  JOHN L. WHITMIRE, age 67, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe from November 2001 until the Merger in November 2007. Mr. Whitmire has served since 1999 as Chairman of the Board of Directors of CONSOL Energy Inc., which is engaged in the production of coal and natural gas for the electric utility industry. Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 until the company was acquired by ARCO in 1998. Prior to joining Union Texas Petroleum, Mr. Whitmire's career spanned over 30 years at Phillips Petroleum Company, where he held various senior management positions including Executive Vice President-Exploration and Production. He was also a member of Phillips' Board of Directors. Mr. Whitmire is also a director of El Paso Corporation.

Corporate Governance

        We believe that we have long had good corporate governance practices, including having had written corporate governance guidelines, committee charters and a code of business conduct and ethics for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the Board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.

        We have instituted on-line mandatory training for employees on our Code of Business Conduct and Ethics and other relevant compliance topics. We also require that all managerial and supervisory employees certify compliance with our Code of Business Conduct and Ethics each year.

        The Corporate Governance Committee of the Board has continued to evaluate the Company's and the Board's governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board and the Board's governance principles at least annually. In October 2006, the Corporate Governance Committee recommended that the Board adopt a guideline regarding the majority election of directors which has now been approved by the Board and included in our corporate governance guidelines. This Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board annually evaluate their own performance.

        In 2005, we adopted ownership guidelines for directors that require each current non-management director to, over a five-year period, acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over their initial five years as a director. Messrs. Long and Marshall are also subject to officer share ownership guidelines, see "Compensation Discussion and Analysis."

        Our current governance documents may be found on our website at www.deepwater.com under "Governance." Among the information you can find there is the following:

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  Corporate Governance Guidelines;

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  Audit Committee Charter;

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  Corporate Governance Committee Charter;

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  Executive Compensation Committee Charter;

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  Finance and Benefits Committee Charter; and

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  Code of Business Conduct and Ethics.

        Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our Corporate Secretary, Transocean Inc., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands.

        We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.

        Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe.    Pursuant to our merger agreement with GlobalSantaFe and as approved by our shareholders, we amended and restated our Articles of Association to, among other things, provide for certain corporate governance provisions during the two-year period following the completion of the Merger. Article 40 of our Articles of Association stipulates the following with respect to the composition of our Board and our management until November 27, 2009, the second anniversary of the Merger.

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  the Board will consist of 14 directors, an equal number of whom were designated prior to the Merger by Transocean, whom we refer to as the Transocean designated directors, and by GlobalSantaFe, whom we refer to as the GlobalSantaFe designated directors,

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  Robert E. Rose will be the Chairman of the Board, and the removal, replacement or appointment of a new chairman will require the vote of two-thirds of the entire Board,

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  each committee of the Board will consist of an equal number of Transocean designated directors and GlobalSantaFe designated directors,

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  the chairman of each of the Audit Committee and the Executive Compensation Committee of the Board will be a GlobalSantaFe designated director,

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  the chairman of each of the Corporate Governance Committee and the Finance and Benefits Committee of the Board will be a Transocean designated director,

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  in the event that a Transocean designated director or a GlobalSantaFe designated director dies, resigns, is removed from or otherwise fails to serve on the Board, the remaining Transocean designated directors or GlobalSantaFe designated directors, as applicable, may designate such director's replacement, and

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  Robert L. Long will be our Chief Executive Officer and Jon A. Marshall will be our President and Chief Operating Officer, and the removal, replacement or appointment of a new chief executive officer or president and chief operating officer will require the vote of two-thirds of the entire Board.

        Transocean designated the following directors who previously served on the Transocean Board: Victor E. Grijalva (Class I), Robert L. Long (Class I), Martin B. McNamara (Class III), Kristian Siem (Class II), Robert M. Sprague (Class II), Ian C. Strachan (Class III) and J. Michael Talbert (Class I). GlobalSantaFe designated the following directors who previously served on the GlobalSantaFe board: W. Richard Anderson (Class I), Thomas W. Cason (Class II), Richard L. George (Class I), Jon A. Marshall (Class III), Edward R. Muller (Class I), Robert E. Rose (Class III) and John L. Whitmire (Class II).

        Pursuant to the provisions described above, a subcommittee of the Corporate Governance Committee consisting of Messrs. McNamara and Talbert recommended Messrs. McNamara and Strachan as nominees to the Board and a subcommittee of the Corporate Governance Committee consisting of Messrs. George and Muller recommended Messrs. Marshall and Rose as nominees to the Board.

        Independence of Board Members/Committee Structure.    Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our Board considers all relevant facts and circumstances in assessing whether a director is independent.

        The Board has carefully considered the criteria of the NYSE and believes that each of the following directors meets the NYSE independence requirements: W. Richard Anderson, Thomas W. Cason, Richard L. George, Victor E. Grijalva, Martin B. McNamara, Edward R. Muller, Robert M. Sprague,

Ian C. Strachan, J. Michael Talbert (prior to October 2007, the Board did not believe that Mr. Talbert, our former executive chairman met the NYSE independence requirements) and Robert E. Rose. The Board does not believe that Robert L. Long (our current Chief Executive Officer), Jon A. Marshall (our current President and Chief Operating Officer) or Kristian Siem (an executive of a company that has an interest in one of our joint ventures) currently meet the NYSE independence requirements. Earlier in 2007, the Board carefully considered the criteria of the NYSE and concluded that each of the following directors, whose tenure on the Board terminated in November 2007 resulting from the designation of Board members in connection with the Merger, met the NYSE independence requirements: Judy J. Kelly, Roberto Monti, Mark A. Hellerstein, Arthur Lindenauer and Michael E. McMahon. The Board believes that our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence requirements.

        The Board has also considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, the Board has adopted categorical standards as permitted under the listing standards of the NYSE. These categorical standards deal only with what types of relationships need to be disclosed and not whether a particular director is independent. The Board considers all relevant facts and circumstances in determining whether a director is independent. However, the relationships satisfying the categorical standards are not required to be disclosed or separately discussed in our proxy statement.

        A relationship satisfies the categorical standards adopted by the Board if it:

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  is a type of relationship addressed in: Item 404 of Regulation S-K of the Securities Act of 1933 (containing requirements for disclosure of related person transactions in a company's proxy statement), but under those rules, disclosure is not required, or Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

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  results from charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization's gross revenue in any of the last three years.

        Executive Sessions.    Our non-management directors met in executive session without management at each regularly scheduled Board meeting in 2007. During 2008, they are again scheduled to meet in executive session at each regularly scheduled Board meeting. In addition, the independent directors met as a group in executive session on one occasion during 2007. The non-management and independent directors have designated the Chairman of the Board, Robert E. Rose, as the presiding director for their respective meetings. Shareholders or other interested persons may send communications to the presiding director by writing to him c/o Eric B. Brown, General Counsel, P.O. Box 2765, Houston, Texas 77252-2765.

        Director Nomination Process.    The Board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board. We believe that all members of the Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines require that the Corporate Governance Committee assess the needs of our Company and the Board so as to recommend candidates who will further our goals. In making that assessment, the Committee has determined that a candidate must have the following minimum qualifications:

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  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Committee considers other qualities that may be desirable. In particular, the Board is committed to having a majority of independent directors and, accordingly, the Committee evaluates the independence status of any potential director. The Committee evaluates whether or not a candidate contributes to the Board's overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. The Board will also request a statement from any person nominated as a director by other than the Board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board.

        The Committee has several methods of identifying Board candidates. First, the Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the Committee requests from time to time that its members and the other Board members identify possible candidates. Third, the Committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

  •
  the name of and contact information for the candidate;

  •
  a statement detailing the candidate's qualifications and business and educational experience;

  •
  information regarding the qualifications and qualities described under "Director Nomination Process" above;

  •
  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

  •
  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) such candidate fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation;

  •
  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

  •
  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

  •
  financial and accounting experience of the candidate, to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership; and

  •
  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Submit nominations to our Corporate Secretary, Transocean Inc., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands. The extent to which the Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee's discretion. The Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board, and the Board may determine not to, nominate those candidates for election to our Board.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors at an annual general meeting of shareholders. For more information on this topic, see "Proposals of Shareholders."

        Until November 27, 2009, the second anniversary of the Merger, our Articles of Association stipulate certain requirements concerning the composition of our Board. For more information on this topic, see "—Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe."

        Executive Officer and Director Compensation Process.    Our Executive Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Deloitte Consulting LLP, an outside consultant retained by the Committee, provides the Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Our Chief Executive Officer also assists the Committee in the executive compensation process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board upon a recommendation from the Corporate Governance Committee of the Board. At its first meeting of each calendar year, the Corporate Governance Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Corporate Governance Committee uses Deloitte Consulting LLP to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation. Based upon its review of the data and its own judgment, the Committee develops a recommendation for consideration by the Board. Our employees receive no additional compensation for serving as directors on our Board.

        Process for Communication by Interested Parties with the Board.    The Board has established a process whereby interested parties may communicate with the Board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board or an individual director, c/o Eric B. Brown, General Counsel, P.O. Box 2765, Houston, Texas 77252-2765. The General Counsel will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board has directed the General Counsel not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board has advised the General Counsel not to forward material that is illegal or threatening, but to make the Board aware of such material which it may request be forwarded, retained or destroyed at the Board's discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    In February 2007, the Board formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and ratifying any related person transaction.

        To identify related person transactions, each year we submit and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Business Conduct and Ethics further requires that any director inform the Chairman of the Board and any executive officer inform our General Counsel when the director's or executive officer's, respectively, private interest interferes or appears to interfere, in any way with our interests. In addition, the Board's governance guidelines require that a director immediately inform the Board or Chairman of the Board as outlined above in the event that a director believes that the director has an actual or potential conflict with our interests.

        Director Attendance at Annual Meeting.    We expect all of our directors to attend our annual general meeting of shareholders. At the 2007 meeting, all directors then serving on our Board were in attendance.

Board Meetings and Committees

        During 2007, the Board of Directors held five regular meetings and four special meetings. Each of our directors attended at least 75% of the meetings during the year (or during such shorter period for which the director served as a director), including meetings of committees on which the director served.

        The Board has standing Executive Compensation, Finance and Benefits, Corporate Governance, and Audit Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Governance." In addition, the Board may from time to time form special committees to consider particular matters that arise.

        Executive Compensation Committee.    The purpose of the Executive Compensation Committee is to assist the Board in (1) developing a fair compensation program for executives and (2) complying with the Board's legal and regulatory requirements as to executive compensation. The authority and responsibilities of the Executive Compensation Committee include the following:

  •
  review annually and approve the compensation paid to our executive officers;

  •
  annually establish performance goals and objectives for our CEO and annually review the CEO's performance in light of the goals and objectives which were established and set the CEO's compensation based on this evaluation;

  •
  administer (including the designation of eligible employees) our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plan or arrangement providing for benefits to our executive officers in accordance with our goals and objectives established by the Board of Directors, the terms of the plans, any rules and regulations thereunder;

  •
  consider and make recommendations to the Board concerning the existing executive compensation plans and the adoption of new plans and programs;

  •
  consider and recommend to the Board the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the Committee shall not recommend and the Board shall not authorize "single-trigger" change of control agreements for any of our officers; and

  •
  retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer compensation.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Executive Compensation Committee.

        The Executive Compensation Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, NYSE listing standards and the Committee's governing documents. The Committee may delegate all or a portion of its powers and responsibilities with respect to the plans described above to one or more of our management committees; provided that the Committee retains all power and responsibility with respect to awards granted to our executive officers.

        The current members of the Executive Compensation Committee are Mr. Whitmire, Chairman, and Messrs. Muller, Sprague, and Strachan. Until November 2007, Ms. Kelly and Messrs. Hellerstein and Monti were members of the Executive Compensation Committee. The Executive Compensation Committee met seven times during 2007.

        Finance and Benefits Committee.    The Finance and Benefits Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance and Benefits Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance and Benefits Committee are Mr. Siem, Chairman, and Messrs. Anderson, George and Talbert. Until November 2007, Ms. Kelly and Messrs. Lindenauer, McMahon and McNamara were members of the Finance and Benefits Committee. The Finance and Benefits Committee met four times during 2007.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board members, how the Board functions and how the Board should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board and committees and nominates to the Board candidates to be elected at the annual general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. George, Muller and Talbert. Until November 2007, Messrs. Grijalva, Monti and Sprague were members of the Corporate Governance Committee. The Corporate Governance Committee met six times during 2007.

        Audit Committee.    The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The Committee reviews and reports to the Board the scope and results of audits by our independent registered public accounting firm and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  an understanding of generally accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls and procedures for financial reporting; and

  •
  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

  •
  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  •
  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

  •
  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  other relevant experience.

        The current members of the Audit Committee are Mr. Cason, Chairman, and Messrs. Anderson, Grijalva, and Strachan. Until November 2007, Messrs. Lindenauer, Hellerstein and McMahon were members of the Audit Committee. The Audit Committee met sixteen times during 2007. The Board has reviewed the criteria set by the SEC and determined that Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation

        Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors except Messrs. Long and Marshall are non-employees and receive such compensation.

        We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. The Corporate Governance Committee of the Board annually reviews the compensation paid to our directors and considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the skill level we require of members of the Board.

        Currently, non-employee director compensation includes:

Annual Retainer	$90,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$25,000
Executive Compensation Committee	$20,000
Corporate Governance Committee and Finance and Benefits Committee	$10,000
Grant of Deferred Units	$260,000	(1)

    (1)
    Deferred units are granted to each non-employee director annually following the Board meeting held in connection with our annual general meeting of shareholders. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our ordinary shares for each of the 10 trading days immediately prior to the date of grant. The terms of the deferred units include vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant.

        Mr. Rose serves the Company as its non-executive Chairman of the Board, in which capacity he receives a $332,000 annual retainer in lieu of the annual retainer the other non-employee directors receive. Mr. Rose also receives the same $260,000 grant of deferred units to non-employee directors described above.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

2007 Director Compensation

        In 2007, non-employee members of the Board, other than Mr. Talbert, received the following compensation: (1) an annual retainer of $90,000, and (2) an amount of deferred units equal in aggregate value to $150,000. In addition, each chairman of a committee received a $10,000 annual retainer (except for the chairman of the Audit Committee, who received a $20,000 annual retainer).

        For his services as our non-executive Chairman prior to November 27, 2007, Mr. Talbert received an annual retainer of $210,000 and the same equity grants awarded to other non-employee directors.

        At our Board meeting held immediately after the 2007 annual general meeting of our shareholders, the Board granted 1,694 deferred units to each non-employee director with an aggregate value equal to $150,000 based upon the average of the high and low sales prices of our ordinary shares for each of the 10 trading days immediately prior to the date of our Board meeting (calculated at $88.55 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant, and a requirement that each director hold the vested deferred units until he or she left the Board. Due to the Merger, the vesting of the deferred units was accelerated. Each of the deferred units was reclassified into 0.6996 deferred units and $33.03 cash. Fractional deferred units were paid in cash.

        The following summarizes the compensation of our non-employee directors for 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
J. Michael Talbert	157,500	294,349	451,849
Arthur Lindenauer	82,500	301,380	383,880
Martin B. McNamara	75,000	301,380	376,380
Kristian Siem	75,000	301,380	376,380
Ian C. Strachan	75,000	301,380	376,380
Victor E. Grijalva	67,500	301,380	368,880
Roberto L. Monti	67,500	301,380	368,880
Robert M. Sprague	67,500	301,380	368,880
Judy J. Kelly	67,500	294,349	361,849
Mark A. Hellerstein	67,500	207,711	275,211
Michael E. McMahon	67,500	207,711	275,211
W. Richard Anderson(3)	0	0	0
Thomas W. Cason(3)	0	0	0
Richard L. George(3)	0	0	0
Edward R. Muller(3)	0	0	0
Robert E. Rose(3)	0	0	0
John L. Whitmire(3)	0	0	0

    (1)
    Represents the compensation cost recognized by the Company during fiscal 2007 under FAS 123(R) for deferred units granted to our directors in 2007 and prior years. In connection with the Merger, all outstanding deferred units vested as of November 27, 2007. The amount includes the compensation cost associated with the acceleration of vesting.

    (2)
    The aggregate number of unvested share and outstanding option awards at December 31, 2007 for each non-employee director was as follows: Mr. Anderson, 6,368 share-settled appreciations rights or SARs; Mr. Cason, options to purchase 22,485 shares and 7,640 SARs; Mr. George, options to purchase 24,196 shares, 7,640 SARs, and 2,854 restricted share units; Mr. Grijalva, options to purchase 24,417 shares and 5,133 deferred units; Mr. McNamara, options to purchase 35,378 shares and 5,133 deferred units; Mr. Muller, options to purchase 9,117 shares, 7,640 SARs, and 1,427 restricted share units; Mr. Rose, options to purchase 10,188 shares and 7,640 SARs; Mr. Siem, options to purchase 30,841 shares and 5,133 deferred units; Mr. Sprague, 5,133 deferred units; Mr. Strachan, options to purchase 24,417 shares and 5,133 deferred units; Mr. Talbert, 3,537 deferred units; and Mr. Whitmire, options to purchase 14,414 shares, 7,640 SARs, and 1,427 restricted share units. All of the outstanding deferred units vested in connection with the Merger but are required to be held by the applicable director until he leaves the board.

    (3)
    These directors joined the Board on November 27, 2007, in connection with the Merger and, therefore, did not receive any compensation from the Company in 2007.

AUDIT COMMITTEE REPORT

        Our Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007 with management, our internal auditors and Ernst & Young LLP. In addition, we have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61). The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

        The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as we deemed appropriate.

        Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2007 in the Company's Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

    Thomas W. Cason, Chairman
    W. Richard Anderson
    Victor E. Grijalva
    Ian C. Strachan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of March 19, 2008, of more than 5% of the Company's ordinary shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	19,900,364	(2)	6.26%
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	15,687,467	(3)	4.93%

    (1)
    The percentage indicated is based on the 317,958,465 issued and outstanding ordinary shares at March 19, 2008, which is the record date for the 2008 Annual General Meeting of Shareholders.

    (2)
    The number of shares indicated is based on a statement on Schedule 13G filed with the SEC on February 14, 2008, which was filed jointly by FMR LLC, Edward C. Johnson 3d, and Fidelity Management & Research Company. According to the filing, FMR LLC has sole voting power over 4,341,738 shares and sole dispositive power over 19,900,364 shares and shared voting or dispositive power over no shares. Of the shares reported, 15,638,679 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment advisor to various investment companies (collectively, the "Fidelity Funds"); with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole dispositive power and the Fidelity Funds' Board of Trustees exercises sole voting power.

    (3)
    The number of shares indicated is based on a statement on Schedule 13G filed with the SEC on February 13, 2008. According to the filing, Marsico Capital Management, LLC has sole voting power over 13,592,919 shares and sole dispositive power over 15,687,467 shares and shared voting or dispositive power over no shares. According to the Schedule 13G, Marsico Capital Management LLC beneficially owned 5% of our outstanding ordinary shares as of December 31, 2007.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows how many ordinary shares each of our directors and nominees, each of the named executive officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 19, 2008.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Eric B. Brown	10,230	13,340	23,570	—
Jean P. Cahuzac	3,937	22,750	26,687	—
Gregory L. Cauthen	290	13,561	13,851	—
Robert L. Long(5)	120,963	143,086	264,049	—
Steven L. Newman(6)	14,234	62,838	77,072	—
W. Richard Anderson	1,907	6,368	8,275	—
Thomas W. Cason	8,769	30,125	38,894	—
Richard L. George	8,195	11,460	19,655	—
Victor E. Grijalva(7)	19,247	46,500	65,747	—
Jon A. Marshall	101,966	462,469	564,435	—
Martin B. McNamara	5,717	52,309	58,026	—
Edward R. Muller(8)	6,553	16,757	23,310	—
Robert E. Rose	5,819	17,828	23,647	—
Kristian Siem	2,798	35,974	38,772	—
Robert M. Sprague(9)	2,098	5,133	7,231	—
Ian C. Strachan	349	16,403	16,752	—
J. Michael Talbert(10)	56,849	3,537	60,386	—
John L. Whitmire	5,814	22,054	27,868	—
All of the persons above and other executive officers as a group (21 persons)	381,688	998,030	1,379,718	—

(1)
The business address of each director and executive officer is c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes:

	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman	All executive officers as a group
Shares held in Employee Stock Purchase Plan and 401(K) Plan	537	905	290	4,835	302	7,927
Shares held in 401(K) Plan	—	—	—	—	—	2,953
(3)
Includes shares that may be acquired within 60 days from March 19, 2008 through the exercise of options held by Messrs. Long (103,491), Newman (42,590), Cason (22,485), George (3,820), Grijalva (24,417), Marshall (303,015), McNamara (35,378), Muller (9,117), Rose (10,188), Siem (30,841), Strachan (11,270), Whitmire (14,414), and all directors and executive officers as a group (611,027). Also includes (a) rights to acquire ordinary shares under our deferred compensation plan held by Messrs. Grijalva (16,950) and McNamara (11,798) and all directors and executive officers as a group (28,748); (b) unvested restricted shares held by Messrs. Brown (13,340), Cahuzac (22,750), Cauthen (13,561), Long (39,595), Newman (20,248), and all directors and executive officers as a group (125,031), which are subject to a vesting schedule, forfeiture risk and other restrictions and over which such individuals have sole voting power but no dispositive power; and (c) vested deferred units held by Messrs. Grijalva (5,133), McNamara (5,133), Siem (5,133), Sprague (5,133), Strachan (5,133), Talbert (3,537), and all directors and executive officers as a group (29,202), over which such individuals have sole voting power but no dispositive power. Also includes, with respect to SARs held by Messrs. Anderson (6,368), Cason (7,640), George (7,640), Marshall (159,454), Muller (7,640), Rose (7,640), Whitmire (7,640), and all directors and executive officers as a group (204,022), the number of shares that may be acquired within sixty days of March 19, 2008, upon exercise, assuming a market price for our shares of $132.18 per share, the closing price for our shares on March 19, 2008.

(4)
As of March 19, 2008, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding ordinary shares.

(5)
Includes 77,254 shares held in a joint account with his wife.

(6)
Includes 239 shares held in a joint account with his wife.

(7)
Includes 1,427 shares held by his wife in her separate account.

(8)
Includes 6,553 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(9)
Includes 2,098 shares held in a joint account with his wife.

(10)
Includes an aggregate of 1,503 shares held in joint accounts with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals named in the Summary Compensation Table on page 40, are referred to as the "named executive officers." The following Compensation Discussion and Analysis (CD&A) discusses the compensation awarded to, earned by, or paid to the named executive officers and explains the material elements of such compensation.

GUIDING PRINCIPLES OF OUR EXECUTIVE COMPENSATION PROGRAM

        The goal of our executive compensation program is to attract, motivate and retain talented individuals from within and outside of our highly competitive industry to be leaders in our Company. The following are the guiding principles of our executive compensation program:

ALIGN THE INTERESTS OF OUR EXECUTIVE OFFICERS WITH THOSE OF OUR SHAREHOLDERS BY BASING EXECUTIVE COMPENSATION ON CORPORATE PERFORMANCE.

        We believe that the total compensation offered to each of our executive officers should be substantially linked to our success. By focusing our executive officers on the appropriate measures of success, we intend to align the interests of our executive officers with those of our shareholders. Barring an unusual transaction like the Merger, the amount of equity and non-equity incentive plan compensation that each of our executive officers ultimately receives each year is structured to be directly related to our success relative to specific, pre-approved performance targets set by the Executive Compensation Committee.

SET EXECUTIVE COMPENSATION AT COMPETITIVE LEVELS.

        We believe that executive compensation must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation both within our Company and as compared to our peer group. The Executive Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation (1) internally for purposes of internal equity and (2) externally against the median amount paid to executive officers holding comparable positions at companies within our peer group to assist us in retaining our executive officers.

THE EXECUTIVE COMPENSATION PROGRAM

        The Executive Compensation Committee of our Board of Directors, the Committee's outside compensation consultant, other outside advisors, and members of management are all involved in structuring our executive compensation program.

        THE EXECUTIVE COMPENSATION COMMITTEE.    The Executive Compensation Committee of our Board of Directors is composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) would qualify as outside directors under Section 162(m) of the U.S. Internal Revenue Code. The Committee currently consists of four directors: John L. Whitmire (chairman), Edward R. Muller, Robert M. Sprague and Ian C. Strachan. Messrs. Whitmire and Muller joined the Committee on November 27, 2007 in connection with the Merger. Ian C. Strachan served as chairman of the Committee prior to the Merger, Robert M. Sprague served on the Committee prior to the Merger, and Judy J. Kelly, Mark A. Hellerstein and Roberto Monti also served on the Committee and participated in decisions regarding 2007 compensation until they ceased to serve as directors on November 27, 2007 in connection with the Merger.

        The Executive Compensation Committee is responsible for:

  •
  Reviewing annually and approving the compensation paid to and the benefits received by the Company's executive officers;

  •
  Annually establishing focus areas for the Company's Chief Executive Officer, annually evaluating the Chief Executive Officer's performance in light of the focus areas (with the participation of the full Board), and setting the Chief Executive Officer's compensation based on the evaluation and peer group data;

  •
  Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

  •
  Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

  •
  Reviewing and discussing the CD&A and based upon such discussion recommending to the Board that the CD&A be included in the Company's proxy statement to shareholders.

        The Executive Compensation Committee may delegate any of its powers or responsibilities to a subcommittee or subcommittees composed of one or more members of the Committee provided that the decisions of such subcommittee are presented to the full Committee at its next regularly scheduled meeting.

        THE COMPENSATION CONSULTANT.    To assist it in meeting its responsibilities, the Executive Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an independent outside consulting firm, which served as the Committee's compensation consultant throughout 2007.

        The compensation consultant reports to and acts at the direction of the Executive Compensation Committee. The Committee directs its compensation consultant, in the performance of its duties under its engagement, to provide certain guidance on an ongoing basis, including:

  •
  Expertise on compensation strategy and program design;

  •
  Relevant market data and alternatives to consider when making compensation decisions;

  •
  Assistance in establishing and updating annual and long-term incentive guidelines;

  •
  Annual reviews of the total executive officer compensation programs;

  •
  Assistance in preparing the total compensation "tally sheet," which is discussed below; and

  •
  Support and advice as the Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Committee does not adopt all of the compensation consultant's recommendations, but utilizes the compensation consultant's work as a check in arriving at its own judgment with respect to what it deems appropriate.

        The Committee directs its compensation consultant to assist it with additional matters on an as-needed basis. In 2007, this included the review of the peer group and analysis of alternate forms of long-term incentive compensation.

        The compensation consultant regularly participates in the meetings of the Executive Compensation Committee and meets privately with the Committee at the Committee's request.

        Our management provides input to the compensation consultant, but does not direct or oversee its activities with respect to our executive compensation programs. However, Deloitte Consulting performed other services for the Company relating to the Merger. For 2007, the fees paid by the Company to Deloitte

Consulting for other services were $138,597. The Committee has evaluated the scope and nature of the other services and has concluded that such services did not impair the independence or objectivity of the compensation consultant.

        OTHER ADVISORS.    From time to time the Company engages other advisors to advise management and the Executive Compensation Committee regarding executive compensation matters. Such advisors have included, among others, the Company's outside corporate law firm to advise management and the Committee regarding various legal issues, and an outside actuarial firm to evaluate compensation programs and certain elements of compensation.

        MANAGEMENT.    Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. His own competitive pay position and performance are reviewed by the Executive Compensation Committee with participation of the non-management members of the Board. The Chief Executive Officer's conclusions and recommendations based on his reviews of the other named executive officers, including his conclusions and recommendations with respect to salary adjustments and annual award amounts, are presented to the Executive Compensation Committee. The Committee makes all compensation decisions for the named executive officers, the positions of senior vice president and above and the Section 16 officers, and approves all share-based awards, but decisions regarding the non-equity compensation of other officers are made by the Chief Executive Officer. The Committee can, however, exercise its discretion in modifying any compensation adjustment or awards to any executive.

        Executives in the Company's Human Resource Department assist the Chief Executive Officer with his recommendations and, with the assistance of other officers and employees as needed, develop and present other recommendations regarding compensation to the Committee. The Senior Vice President and Vice President of Human Resources, and a member of our Legal Department, regularly attend Executive Compensation Committee meetings, and our Chief Executive Officer, other executives and our Chairman of the Board participate on an as-needed basis. Our executives and other employees participate in Committee discussions in an informational and advisory capacity and have no vote in the Committee's decision-making process.

        The Executive Compensation Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Committee meets outside the presence of all executive officers except our Chief Executive Officer.

BUSINESS CONTEXT AND PEER GROUP

        Transocean Inc. is the world's largest offshore oil and gas drilling contractor and the leading provider of drilling management services worldwide. Our mission is to be the premier offshore drilling company providing worldwide rig-based, well-construction services.

        The offshore drilling business is highly competitive with numerous industry participants. Although the industry has been expanding in a period of high demand, rig shortages and relatively high dayrates, the offshore drilling business has been highly cyclical throughout its history, with periods of low demand, excess rig availability and low dayrates that lasted for years.

        We compete for talent across many different sectors around the world, however our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data (generally from proxy statements).

        For 2007, the peer group of companies used as an external benchmark for comparing each component of executive compensation was:

Baker Hughes Incorporated BJ Services Company Diamond Offshore Drilling Inc. ENSCO International Incorporated GlobalSantaFe Corporation Halliburton Company Nabors Industries Ltd.	Noble Corporation Pride International, Inc. Rowan Companies, Inc. Schlumberger Limited Smith International, Inc. Tidewater Inc. Weatherford International Ltd.

        The composition of the peer group is periodically reviewed and updated by the Executive Compensation Committee with assistance from the compensation consultant and management.

        In December 2007, the Executive Compensation Committee, utilizing information provided by the compensation consultant, modified the composition of the peer group. The modifications reflect the significant increase in size of the Company following the Merger and are designed to ensure that the market for executives in large energy industry companies was properly represented. In determining the composition of the new peer group, the Committee considered the following factors:

  •
  The purpose of the peer group;

  •
  The competitive market for executive talent and/ or capital;

  •
  The size of competitors; and

  •
  The number of companies to be included in the peer group.

        The Executive Compensation Committee then considered the financial data of the proposed group, including: forecasted fiscal year 2007 sales and net income, then-current market capitalization and enterprise value. In addition, the Committee also considered growth in earnings per share for the proposed peer group during one and three year periods and a comparison of total shareholder return on a quarterly basis from 2002 forward for the proposed peer group and our prior peer group.

        The Committee's analysis resulted in a new peer group of the following 19 companies, 12 of which were included in the 2007 peer group:

Anadarko Petroleum Corporation
Apache Corporation
Baker Hughes Incorporated
Devon Energy Corporation
Diamond Offshore Drilling Inc.
ENSCO International Incorporated
EOG Resources, Inc.
Halliburton Company
Hess Corporation
Marathon Oil Corporation	Nabors Industries Ltd.
National-Oilwell Varco Inc.
Occidental Petroleum Corporation
Noble Corporation
Pride International, Inc.
Rowan Companies Inc.
Schlumberger Limited
Smith International, Inc.
Weatherford International Ltd.

        The new peer group is being used as an external benchmark for comparing each component of executive compensation for 2008. The new peer group or a smaller sub-group may be used for performance comparisons as determined by the Committee.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY, OBJECTIVES AND DESIGN

        COMPENSATION PHILOSOPHY AND OBJECTIVES.    Our compensation philosophy, which is periodically reviewed and updated by the Executive Compensation Committee, is outlined below.

Element	Targeted Position	Comments
Base Salary	Market median.	Individual circumstances can allow for certain positions to be above or below the median.
Annual Bonus	Opportunity to earn total cash compensation competitive with market, with upside/downside based on performance against financial and operating metrics.	Actual position based on performance. Metrics include both financial and operational results that drive long-term value. Current award potential ranges from 0% to 200% of target (for 2007, the maximum award potential was 285%).
Total Cash Compensation	Market median at target performance.	Target performance is intended to result in median total cash compensation. Maximum performance will result in 75th percentile or higher total cash compensation. Below target performance will result in below median total cash compensation.
Long-Term Incentives (options, restricted shares, and deferred units)	Market median at target performance.	Normal practice has been to award fully contingent stock options and performance shares that vest based on relative performance compared to our peer group. At median performance relative to the peer group, we provide vesting of these contingent awards at the median of competitive practice, and at upper quartile performance, vested awards are intended to equal the 75th percentile. As discussed later in this CD&A, we were unable to follow normal practice in 2007 due to the Merger, and awarded restricted shares that vest based solely on continued service.
Total Direct Compensation	Market median.	Ability to earn above or below target based on performance.

        We target compensation at the market median, based on peer group data, in order to remain competitive and avoid contributing to the "ratcheting-up" of executive compensation that occurs when a large number of companies all target their executive compensation at above-median levels.

        To compare our named executive officers' total cash compensation (base salary and annual bonus) and long-term incentive compensation to estimated competitive market medians for corresponding positions we consider data from the peer group named above.

        The data from the peer group is gathered based both on position (CEO, CFO and General Counsel) and according to pay rank for the highest-paid position, the second highest-paid position, and so forth. The Committee's compensation consultant recommended this approach because of the variations in pay based on position and the need to ensure that a sufficient number of matches exist for meaningful comparisons.

        The total direct compensation for each of our named executive officers is then compared to the estimated market median for his position.

        Presently, total direct compensation for our named executive officer positions ranges from 34.1% above to 6.3% below the competitive market median, with an average of 3.4% above for the group. This range is due to a number of factors, including the length of time an individual has been in a position, the uniqueness of some of our positions making market comparisons somewhat imprecise, and our relative size compared to our peer group.

        Within the framework of our compensation philosophy, we have developed executive compensation programs that are intended to achieve the following objectives:

  •
  Close alignment of both cash- and share-based reward opportunities with the interests of our shareholders as supported by our mission, execution imperatives and bonus strategy;

  •
  Maintenance of a pay-for-performance culture, including reward opportunities for exceeding specific annual and biennial goals;

  •
  Reasonable reward opportunities that are sufficiently competitive to attract, motivate and retain superior employees in key positions; and

  •
  A connection between compensation and the attainment of goals that is clearly visible to the participants in our compensation programs.

        COMPENSATION PROGRAM DESIGN.    The Committee reviews information, including peer group and other survey information developed and provided by the compensation consultant, to determine the appropriate compensation levels and mix. Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his or her compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits, perquisites or discretionary cash bonuses that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives' attention remains focused on the Company's and our shareholders' interests. Such downside protection includes but is not limited to the use of change of control arrangements and severance benefits, which are discussed in more detail below.

        We believe that a lack of internal pay equity among our executives would be detrimental to morale, to productivity, and, as a result, to advancing the Company's and our shareholders' interests. To that end, we have designed our compensation programs so that all executives participate in the same in-service compensation programs that our Chief Executive Officer participates in, and so that base pay and incentive reward opportunities are commensurate with the executives' relative levels of responsibility within the Company. We test the resulting internal pay equity by making sure that our base pay and incentive award opportunities are commensurate with the base pay and reward opportunities of executives with similar responsibilities at the other companies in the peer group.

        We also consider total compensation when we design our compensation programs and determine compensation levels. We developed a thorough analysis of the total value of each named executive officer's entire compensation and benefits package. That analysis resulted in a total compensation "tally sheet" containing data on all elements of compensation and benefits, including retirement plan benefits, severance benefits, and the total compensation gained through various equity grants over time. The Executive Compensation Committee annually reviews total compensation and considers it, along with the other factors noted above, when making compensation decisions. Based on its reviews of total compensation and such other factors, the Committee has concluded that the total compensation paid to the Company's executive officers, including the named executive officers, is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

ELEMENTS OF EXECUTIVE COMPENSATION AND BENEFITS

        ELEMENTS OF IN-SERVICE COMPENSATION AND BENEFITS.    The elements of our executive in-service compensation in 2007 consisted of (a) base salaries and (b) performance-based incentive compensation in the form of annual cash bonus incentives under our Performance Award and Cash Bonus Plan, discretionary cash bonuses under our Reward and Recognition Program, and long-term incentives under our Long-Term Incentive Plan in the form of deferred units and restricted shares. In addition, we provide a defined-contribution 401(k) savings plan with matching contributions from the Company and certain perquisites and other personal benefits. All of these elements of in-service compensation and benefits are discussed below. We also provide post-termination compensation and benefits, primarily through retirement plans and change of control and severance arrangements, which are discussed separately.

Base Salaries

        We provide our executive officers and other employees with base salaries that guarantee them a minimum level of compensation for services rendered during the year. The base salaries for our executive officers, including the named executive officers, are reviewed upon a promotion or other change in job responsibility, and they are also reviewed annually, both individually and relative to other officers. Base salary adjustments are made to reflect the competitive market. In July 2007, the Executive Compensation Committee reviewed the base salaries of the named executive officers and approved base salary increases effective July 16, 2007. In determining the increases, the Committee considered recommendations from the Chief Executive Officer, competitive compensation information based on proxy data, the job responsibilities, performance and expected future contributions of each executive, our compensation philosophy and objectives, and the Company's mission and performance. Considering input from Deloitte Consulting, the Committee concluded that each named executive officer's salary for 2007 was and is generally in an acceptable range around the market median for comparable positions and was consistent with our compensation philosophy, which calls for providing salaries at competitive market median levels.

        In adjusting Mr. Long's base salary, the Board of Directors first discussed his performance relative to focus areas and objectives that had been established at the beginning of 2007. They noted that under Mr. Long's leadership in 2006 through mid 2007 the Company achieved excellent safety results, continued to progress technological development of drilling equipment and rig design, achieved excellent marketing results in terms of dayrates and building backlog, and achieved strategic initiatives such as securing contracts for technically advanced newbuilds while also divesting of assets that were not core to the Company's long-term strategy. The Committee, whose members participated in the performance discussion with the full Board, subsequently considered the Board's assessment and Mr. Long's then-current base salary compared to market information. The Committee noted that Mr. Long's base salary was estimated at 104% of the then-current market median. The Committee also considered the Company's and Mr. Long's accomplishment of the above mentioned objectives and its own subjective assessment of his performance. In recognition of his continued strong leadership in 2006/2007 and in keeping with the philosophy of targeting the market median, the Committee increased Mr. Long's annual salary from $850,000 to $925,000 (8.8%) effective July 16, 2007. We estimate that Mr. Long's resulting base pay was about 113% of the then-current market median for the position of chief executive officer.

        The Committee reviewed similar considerations for each of the other named executive officers, keeping in mind the targeted compensation levels in our compensation philosophy and the objectives of our compensation program.

        With regard to Mr. Cahuzac, the Committee considered that his then-current base pay was approximately 106% of the market median. The Committee considered various performance factors in the operations area, giving particular weight to his leadership of the human resources, information process solutions, legal and financial organizations. Based on these considerations, the Committee increased Mr. Cahuzac's annual salary from $515,000 to $550,000 (6.8%) effective July 16, 2007. We estimate that Mr. Cahuzac's resulting annual salary was about 113% of the then-current market median for the second-highest paid position.

        In assessing Mr. Newman's 2007 competitive pay position and performance, the Committee noted his leadership in driving the then-best safety results in the history of the Company, his leadership in technological advancements in drilling equipment and rig design and his leadership in the success of integrated services in India. The Committee also considered that Mr. Newman's then current annual salary was about 100% of the market median. Based on its assessment, the Committee increased Mr. Newman's annual salary from $415,000 to $465,000 (12%) effective July 16, 2007. We estimate that Mr. Newman's resulting annual salary was about 112% of the then-current market median for the third-highest paid position.

        With regard to Mr. Cauthen, the Committee considered that his then-current base pay was approximately 108% of the market median and also took into account his leadership in finance including, among other achievements, cash management and utilization, tax planning, financial planning and forecasting and various other process improvements. Mr. Cauthen's success in driving process improvement in the financial area and in the reduction of turnover in the tax area was particularly noted. The Committee increased Mr. Cauthen's annual salary from $385,000 to $410,000 (6.5%) effective July 16, 2007. We estimate that Mr. Cauthen's resulting annual salary was about 115% of the then-current market median for the fourth-highest paid position.

        Mr. Brown's 2007 competitive pay position and performance was also reviewed by the Committee. In particular, the Committee noted his role as General Counsel and his successful defense of the Company's dual activity patent. Mr. Brown's competitive pay position was estimated at 107% of the then-current market median. The Committee increased his annual salary from $365,000 to $390,000 (6.8%) effective July 16, 2007. We estimate that Mr. Brown's resulting annual salary was about 115% of the then-current market median for the fifth-highest paid position.

Performance-Based Incentive Compensation

        Our performance-based incentive compensation is delivered through three programs: our Performance Award and Cash Bonus Plan, our Reward and Recognition Program and our Long-Term Incentive Plan. These programs are described below.

PERFORMANCE AWARD AND CASH BONUS PLAN

        Our Performance Award and Cash Bonus Plan ("Bonus Plan") is a goal-driven plan that gives participants, including the named executive officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined targets. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Executive Compensation Committee at the beginning of the year. The targets range from 10% of base salary for the lowest level eligible participant to 100% for the Chief Executive Officer. The target awards under the Bonus Plan, when combined with base salaries, position the executives to earn total cash compensation approximating competitive market median levels. In addition, other performance levels above and below the target provide the opportunity for executives to earn total annual cash compensation above the competitive market median when above-target performance warrants, up to a designated maximum, or the possibility of earning total annual cash compensation below the median in cases of below-target performance.

        For performance during the past five years (2003-2007), the Bonus Plan paid out in excess of the target level one time and under the target level four times. The maximum payout level was not achieved during this five-year period. The payout percentages over the past five years for the named executive officers have ranged from approximately 0% to approximately 259% of the participants' target award opportunity with an average payout percentage over the past five years of 108% of the target award opportunity.

•
Changes in 2007

        At the end of 2006, when our Executive Compensation Committee set the goals for our 2007 Bonus Plan, the Committee noted the greatly increased demand for labor in the rapidly expanding and highly competitive offshore drilling industry. This made it more imperative than ever that each element of the Company's compensation be competitive, which meant that the Bonus Plan targets and other performance levels had to be achievable and credible while still demanding the extra effort that would result in strong Company performance and increased value to the Company's shareholders. In this context, the Committee modified the 2007 Bonus Plan to help attract and retain talent without losing sight of the Bonus Plan's role as an incentive to improve shareholder value. Being mindful of these concerns, the Committee agreed that it would be best to replace adjusted earnings per share and cash flow return on capital relative to our peers as the financial performance component with the Company's Cash Flow Value Added or CFVA (as explained below) relative to our annual budget. The Committee believed that measuring our performance based on our CFVA relative to our annual budget would more accurately reflect the executives' actual performance and would be less influenced by unusual events outside the control of the Company.

•
The 2007 Bonus Plan

        Under the 2007 Bonus Plan, each named executive officer had a potential payout range of 0% to 285% of his individual target award level. The named executive officers' individual target award levels for 2007, which were expressed as percentages of their base salaries and were established by the Executive Compensation Committee in December 2006 to reflect their relative levels of responsibility within the Company, were: Mr. Long, 90% (Mr. Long's target was subsequently increased to 100% by the Committee on July 16, 2007); Mr. Cahuzac, 75%; Mr. Newman, 65%; Mr. Cauthen, 60%; and Mr. Brown, 55%.

        Payouts under the 2007 Bonus Plan were determined based on the results of five categories of performance:

  •
  Financial Performance (based on CFVA relative to our annual budget);

  •
  Safety Performance;

  •
  Cost Control and Project Management;

  •
  Human Resources Development; and

  •
  Cash Flow Return on Market Capitalization.

        Financial Performance.    Payout of 50% of each participant's target award under the 2007 Bonus Plan was based upon the Company's achievement during 2007 in the financial performance measurement category. The Executive Compensation Committee believed this measure would be the most important financial driver of shareholder value in 2007.

        Payout of the financial goal is based on a sliding scale that measures our CFVA performance for 2007 relative to our annual budget.

        CFVA is equal to Net Income (Loss) before Extraordinary Items,

Plus:	Depreciation Expense,
Plus (Minus):	Net Interest (Income) Expense,
Plus (Minus):	(Gain) Loss, net of tax, on Debt Retirement or Asset Sales, Dispositions or Impairments,
Plus (Minus):	Other Unusual Items, net of tax,
Plus (Minus):	Unusual Tax Items,
Plus:	Expenditures related to Approved Long-Term Investments,
Minus:	Charge for Average Capital (Weighted Average Cost of Capital multiplied by Average Capital).

        Where Average Capital is equal to Total Equity,

Plus:	Total Long-Term Debt (Book Value),
Minus:	Cash and Cash Equivalents,
Minus:	Goodwill,
Plus:	Capitalized Lease Obligations under GAAP (Short and Long Term),
Minus:	Net Book Value of Fixed Assets,
Plus:	Fair Market Value of Fleet (excluding newbuilds),
Plus:	Incremental Capital Expenditures during the Year,
Minus:	Capital Expenditures related to Newbuilds and other Approved Long-Term Investments.

        The Committee set a CFVA target of $623 million which would result in participants receiving a full payout of the target bonus amount for achieving this performance measure. In the event the CFVA was less than $525 million, there would be no payout for this performance measure. If the CFVA was equal to or exceeded $821 million, the payout would be the maximum of 200% of the target bonus amount for this performance measure. If the CFVA fell between these amounts, the payout percentage would be interpolated on a modified straight line basis that includes no significant acceleration or flattening between data points.

        For 2007, CFVA was $686 million, which resulted in a payout of 132% of the target bonus amount for this performance measure.

        Safety Performance.    Our business involves numerous operating hazards and we remain committed to protecting our employees, our property and our environment. Our ultimate goal is to create "an incident-free workplace—all the time, everywhere." The Committee sets our safety performance targets at high levels each year in an effort to motivate our employees to continually improve our safety performance toward this ultimate goal.

        The Committee measures our safety performance through a combination of our total recordable incident rate (TRIR), potential severity per incident (PSPI), and the number of rigs accomplishing the outstanding achievement of one full year without a recordable incident. TRIR is an industry standard measure of safety performance that is used to measure the frequency of a company's recordable incidents. TRIR is measured in number of recordable incidents per 200,000 man hours worked. PSPI, on the other hand, is a proprietary safety measure that we use to monitor the potential severity of incidents. Each incident is reviewed and assigned a number based on the impact that such incident could have had on our employees and contractors.

        The Committee set our TRIR target for 2007 at 0.87 and our PSPI target at 5.8, which would result in a named executive officer receiving a payout of 20% of the target bonus amount for this performance measure. For 2007, the Committee established (1) a combination of TRIR of 1.06 and PSPI of 6.41, at or above which a named executive officer would receive no payout for this performance measure and (2) a combination of TRIR of 0.69 and PSPI of 4.58, at or below which a named executive officer would receive a maximum payout of 40% of the target bonus amount for this performance measure. If our combination of TRIR and PSPI for 2007 fell between these minimum and maximum threshold amounts, the payout percentage used for purposes of the formula would be interpolated on a modified straight line basis between 0% and 40% that includes no significant acceleration or flattening between data points.

        In order to reinforce our commitment to our ultimate goal of creating an incident-free workplace, the payout percentage for the safety performance measure for 2007 as determined above is multiplied by the ratio of (1) the number of rigs without a recordable incident in 2007 over (2) the number of rigs without a recordable incident in 2006. In 2007, 23 of our rigs were incident-free for the year as compared to 22 incident-free rigs in 2006, resulting in a ratio of 1.045.

        Based on these safety performance measures, we experienced the safest year in the history of the Company in 2007 with a TRIR of 0.92 and a PSPI of 5.74. This combination of TRIR and PSPI resulted in an initial payout percentage of 90.98% for this performance measure. This initial payout percentage was then multiplied by 1.045 pursuant to the ratio calculation set forth above, which resulted in each named executive officer receiving a payout of 95.1% of the target bonus amount for this performance measure for 2007.

        Cost Control and Project Management.    The Committee recognized that cost control and project management are key factors in tying executive performance to shareholder value and set this measure at 20% of each participant's target award. This performance measure is based on actual performance against budget for the following:

  •
  Operating costs (less shipyard costs), plus general and administrative expenses, plus

  •
  Lost revenue due to inefficiency (less shipyard idle time), plus

  •
  Shipyard costs and days out of service.

        The actual result of the above components compared to budget would result in a payout of this performance measure as follows:

PERFORMANCE	PAYOUT
5% Below Budget	200%
Budget	125%
Budget + 5%	50%
Budget + 10%	0%

        Results were interpolated on a straight line basis for performance levels between the outcomes provided above.

        For 2007, our Cost Control and Project Management was 108.93% of budget, which resulted in a payout of 10.7% of the target bonus amount for this performance measure.

        Human Resources Development.    The Committee included human resources development as a performance component of our Bonus Plan for 2007 in order to provide an incentive to our executive officers to continue to focus on building the capabilities and performance of our people. However, unlike the other performance components of our Bonus Plan for 2007, the Committee does not have specific performance metrics to measure our performance for this component, so the Committee limited the potential payout percentage to 10% of each participant's target award. Based on its evaluation of the executive officers' performance with respect to human resources development during 2007, the Committee exercised its discretion to apply a payout of 100% of target bonus amount for this performance measure for 2007.

        Cash Flow Return on Market Capitalization.    Cash Flow Return on Market Capitalization (CFROMC) is a performance factor that is used to adjust both up or down the overall Bonus Plan compensation actually paid out to our named executive officers by up to 50%. This performance factor is intended (1) to increase the ultimate payout by up to 50% when we achieve superior returns for our shareholders relative to estimates of our weighted average cost of capital and (2) to reduce the ultimate payout by up to 50% when we fall short of the same return objectives. CFROMC is calculated as follows:

CFROMC	=	(Net Income + Depreciation + Interest Expense +/- Unusual Items, net of tax) (Market Capitalization + Total Debt—Cash)
Market Capitalization	=	(average closing share price for last 30 days of previous year) x number of shares outstanding at the end of previous year

        Total Debt and Cash are measured as of December 31st of the previous year.

        For 2007, the Committee set our CFROMC target at 10.0%, at which no adjustment would be made to the amount of Bonus Plan compensation that our executive officers could earn pursuant to the formula. The Committee also determined that if our CFROMC for 2007 was equal to or less than 8.0%, the amount of compensation under the Bonus Plan that our executive officers could earn pursuant to the formula would be reduced by 50%. The Committee determined that if our CFROMC for 2007 was equal to or greater than 12.0%, the amount of compensation under the Bonus Plan that our executive officers could earn pursuant to the formula would be increased by 50%. If our CFROMC for 2007 fell between 8.0% and 12.0%, the CFROMC performance factor described above would be interpolated on a straight line basis.

        Our CFROMC for 2007 was 11.55%, which resulted in a CFROMC factor of approximately 138.75%, thereby increasing by approximately 38.75% the amount of compensation payable under the Bonus Plan that our executive officers would have otherwise earned in 2007.

•
Actual Bonus Plan Compensation for 2007

        Pursuant to the terms of the Bonus Plan, the Merger triggered the change of control provisions of the Plan resulting in the maximum payout of 285% of target for the first ten months of 2007. The remaining two months were based on the formula and the payout we earned in light of our performance relative to each of the performance targets described above, resulting in 135% of target. On average, each of our named executive officers received approximately 258% of his targeted Bonus Plan compensation opportunity in 2007. The following payments under the Bonus Plan for the 2007 performance period were made in February 2008 to the named executive officers:

Mr. Long	$2,158,002
Mr. Cauthen	$616,444
Mr. Cahuzac	$1,031,977
Mr. Newman	$735,678
Mr. Brown	$537,611
•
Changes for 2008

        In February 2008, the Executive Compensation Committee determined the performance measures comprising the Bonus Plan for 2008. The Committee, recognizing that one of the keys to driving long-term shareholder value is efficient, strategic and well-paced integration, approved the addition of merger integration to the corporate performance components. The percentage of each component of the target bonus award is as follows: financial (30%), cost control and project management (20%), safety (20%), merger integration (20%), and human resource development (10%). In order to provide a more clear and direct link between performance and compensation, the Committee eliminated CFROMC from the Plan for 2008. In conjunction with eliminating CFROMC, the Committee also reduced the maximum award potential from 285% of target to 200%.

        Payout of the financial goal will continue to be based on a sliding scale that measures our CFVA performance for 2008 relative to our annual budget, but the CFVA definition has been modified to exclude overhead allocations.

        The Committee also established the target bonus opportunities for 2008 for each of our named executive officers as follows:

Mr. Long	100%
Mr. Cauthen	60%
Mr. Cahuzac	75%
Mr. Newman	65%
Mr. Brown	55%

LONG-TERM INCENTIVE PLAN

        The Transocean Inc. Long-Term Incentive Plan was amended and restated effective as of February 12, 2004, and subsequently amended on July 21, 2007. Under the LTIP, the Executive Compensation Committee can design cash and share-based incentive compensation programs to incentivize superior performance and the achievement of corporate goals by employees and others who provide key services to the Company in order to promote the growth of shareholder value and retain key talent by providing such individuals with opportunities to participate in the long-term growth and profitability of the Company.

        Under the LTIP, the Executive Compensation Committee may grant participants restricted shares, deferred units, options, share appreciation rights, supplemental payments (which may be awarded with respect to options, stock appreciation rights, restricted shares and deferred units), cash awards, performance awards, or any combination of the foregoing. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

        The LTIP awards for our executive officers are granted annually at the Committee's July meeting at which the Committee also reviews and determines each executive officer's base salary and non-equity incentive plan compensation opportunity. The grant date for such awards is automatically set on the date of the July meeting. Our executive officers have no role in setting the grant date for any awards under our LTIP. The only exceptions to this timing and contingent performance award policy are one-time sign-on awards or awards for a significant promotion, which are made at the time of such events.

•
Changes in 2007

        Our Executive Compensation Committee continually reviews our long-term incentive program to ensure its future competitiveness and appropriateness. As a result of this ongoing review, in 2007 the Committee made the following changes to our long-term incentive program.

  •
  In recent years, each of our executive officers was granted an equal combination, in terms of grant date value, of contingent options and contingent restricted shares or contingent deferred units, as applicable, with a total combined grant date value approximating the 75th percentile of the total equity compensation awarded by the companies in our peer group. This total combined value represented the maximum award that any executive officer could retain. The long-term equity awards were generally structured to be contingent on our performance relative to the performance of companies in our peer group. The contingent nature of the awards resulted in the expected value of the actual award that each of our executive officers ultimately retained being approximately equal to the median equity award granted to executive officers holding comparable positions at companies within our peer group.

  •
  In July 2007, the Executive Compensation Committee did not grant contingent equity awards due to the difficulty of valuing our performance relative to our peer group in light of the pending Merger. Each of our executive officers was granted restricted shares or deferred units, the grant date value of which approximated the 50th percentile of the total equity compensation awarded by the companies in our then current peer group. In determining the number of restricted shares or deferred units to award, the Committee considered the individual's performance, the award received in the prior year, internal equity, the importance of the position and, except in the case of our Chief Executive Officer, the recommendation by our Chief Executive Officer. The Committee also considered the retention value of time-vested restricted shares and deferred units. The restricted shares and deferred units were granted on July 21, 2007. The restricted shares were registered in the name of the grantee as of the date of the grant but are held by the Company on the grantee's behalf until the shares vest. Shares corresponding to deferred units are issued upon the vesting event. Vesting occurs in one-third increments over a three-year period. Any cash dividends payable with respect to the restricted shares will be paid directly to the grantee at the same time such amounts are paid with respect to the ordinary shares of the Company. The grantee has the right to vote the restricted shares, but not the deferred units. In the event the grantee's employment is terminated by death, disability or for convenience of the Company, all of the restricted shares and deferred units vest upon the date of termination. In the event the grantee's employment with the Company is terminated for any other reason, any restricted shares or deferred units that have not vested prior to the date of termination are forfeited. Upon a change of control (as that term is defined in the LTIP), the unvested restricted shares and deferred units vest immediately. The Merger was specifically excluded from the change of control acceleration definition for purposes of the July 2007 restricted share and deferred unit awards. The cash payment with respect to the restricted shares and deferred units in connection with the Reclassification ($33.03 per ordinary share) was paid to the grantees consistent with the treatment of the shareholders.

•
Changes in 2008

•
In February 2008, the Executive Compensation Committee approved special retention awards to eligible employees. The Committee structured the awards as equity in lieu of cash in order to promote alignment of employee interests with the interests of the Company's shareholders. Each of the named executive officers received an award with the exception of Mr. Long. The number of restricted shares granted to each such named executive officer was calculated at 150% of his base salary divided by the average of the closing price of the Company's ordinary shares for the 30 trading days prior to January 31, 2008, or $135.74. The shares vest in one-third increments over a three-year period on the anniversary of the date of grant.

        The number of restricted shares granted to each named executive officer was as follows:

Mr. Long	0
Mr. Cauthen	4,531
Mr. Cahuzac	6,078
Mr. Newman	5,139
Mr. Brown	4,310
  •
  Consistent with prior practice, the Committee will consider grants of performance based awards under the LTIP at its regularly scheduled meeting in July 2008.

Savings Plan

        Our U.S. Savings Plan is a tax-qualified retirement savings plan to which all U.S. employees, including the named executive officers, are eligible to contribute up to 20% of their annual base salary up to the prescribed Internal Revenue Code annual limit ($15,500 in 2007) on a pre-tax basis. Subject to the limitations set forth in Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code, the Company matches eligible pay that is contributed to the plan by the participating employee as follows:

Employee Contribution	Company Match
1%	1.0%
2%	2.0%
3%	3.0%
4%	3.5%
5%	4.0%
6% - 20%	4.5%

        All employee and company contributions made to the U.S. Savings Plan are fully vested at the time the contributions are made. However, withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.

        Matching contributions during 2007 to the named executive officers' U.S. Savings Plan accounts are detailed in the footnotes to the Summary Compensation Table on page 40.

Supplemental Savings Plan

        In addition to our U.S. Savings Plan, which is available to all of our U.S. dollar payroll executives and certain of our non-U.S. employees, our named executive officers and certain other highly compensated employees are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan (Supplemental Savings Plan) if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the U.S. Savings Plan. Contributions made by the Company to each of our named executive officers in 2007 pursuant to the Supplemental Savings Plan are detailed in the footnotes to the Summary Compensation Table on page 40.

Other Benefits

        We provide our named executive officers with health, welfare and other benefits that we believe are reasonable and consistent with our overall compensation program. The named executive officers participate in a variety of health and welfare and paid time-off benefits, and also in the savings and retirement plans described below, all of which are designed to enable the Company to attract and retain its workforce in a competitive marketplace. The named executive officers' medical and dental benefits for themselves and their dependents are provided through the Company's self-funded Health Care Plan for employees on the same basis as other employees.

        We also provide each of our officers, including both executive and non-executive officers, a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Our officers may purchase at their own expense an additional amount of life insurance equal to one to three times their covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our officers is limited to $1,500,000. The basic life insurance benefit that we offer our other employees is equal to two times covered annual earnings, capped at a maximum of $250,000. Our other employees may purchase at their own expense an additional amount of life insurance equal to one to five times their covered annual earnings, capped at $750,000. The combined total of life insurance that we offer our other employees is limited to $750,000. Consistent with our focus on preventive medical care, our executive officers are also provided with an annual physical at Company expense.

        We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of non-equity incentive plan compensation or other extraordinary pay.

        Non-U.S. executive officers assigned to the U.S. (of which Mr. Cahuzac is the only named executive officer) are eligible to receive the same benefits as other expatriate employees in the U.S. In 2007, Mr. Cahuzac received a total of approximately $21,896 related to his education allowances, but he did not receive a transportation allowance or an exchange rate coefficient. In addition, executive officers and non-executive officers transferred into or out of the U.S. are eligible for the housing assistance program consisting of home purchase and sales assistance or lease assistance. Mr. Brown was on assignment in the Cayman Islands for a portion of 2007 and received $20,000 in relocation expenses and a housing allowance of $90,367.

Employee Stock Purchase Plan

        We allow each of our eligible U.S. employees to participate in the Transocean Employee Stock Purchase Plan (ESPP). The purpose of our ESPP is to encourage and enable eligible employees to purchase our shares at a discounted rate, thereby keeping the employees' interests aligned with the interests of our shareholders. Our named executive officers may participate in the ESPP on the same basis as all other eligible employees.

        Eligible employees may elect to contribute on an after-tax basis between 2% and 20% of their base pay and associated overtime to purchase our shares. At the end of the plan year, eligible employees may use their contributions made during the plan year to purchase our shares at a 15% discount to the lower of the closing price for our shares on the first and last trading days of the plan year. However, in no event may the eligible employee purchase shares in excess of the number of shares determined by dividing $25,000 by the closing price for our shares on the first trading day of the year.

Perquisites

        Each of our named executive officers may receive each year as a perquisite up to $5,000 in financial planning and tax assistance. Each of our named executive officers may also receive a club membership benefit. The amount of these perquisites that each of our named executive officers actually received in 2007 was taxable to the executive officer in 2007. Each of our named executive officers is eligible for a Company paid annual physical exam. The perquisites that each of our named executive officers actually received in 2007 are further described and quantified, as required, in the Summary Compensation Table under "Executive Compensation."

        The Committee annually reviews the nature and amount of the perquisites provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice. The Committee made no changes to the perquisites offered to our executive officers during 2007.

ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

Retirement Plans

        Our senior executives, including the named executive officers, participate in the following retirement plans.

RETIREMENT PLAN FOR EMPLOYEES

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose is to provide post-retirement income benefits to our U.S. employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55). We have not granted and do not expect to grant extra years of credited service under this plan to executive officers.

INTERNATIONAL RETIREMENT PLAN

        Mr. Cahuzac also participates in the Transocean International Retirement Plan as a result of prior contributions made when he was not eligible to participate in the U.S. Retirement Plan or French national and private scheme. The International Retirement Plan is a nonqualified, defined contribution plan for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5.0%
10 - 14 years	5.5%
15 - 19 years	6.0%
20+ years	6.5%

        Contributions are based on a participant's eligible compensation (regular pay, non-equity cash incentive pay and special performance cash awards). Participants are vested in the Company's contributions to the plan upon completion of two years eligible service. The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. Mr. Cahuzac did not elect to receive a lump sum distribution or annuity when he resigned from the Company.

SUPPLEMENTAL RETIREMENT PLAN

        Our named executive officers and certain other highly compensated employees may benefit from our Supplemental Retirement Plan, which is a nonqualified, unfunded, noncontributory retirement plan. The purpose of our Supplemental Retirement Plan is to recognize an officer's service to the Company and provide supplemental post-retirement income to those individuals. Each of our officers receives the standard retirement benefit available to all of our U.S. employees under our U.S. Retirement Plan. However, in the event that any officer's final average earnings, as defined by our Supplemental Retirement Plan, including (1) base pay, (2) non-equity incentive plan compensation and (3) discretionary cash bonuses, if any, exceeds $225,000 (which was the annual income limitation for 2007 imposed by the Internal Revenue Code for standard retirement benefits), such officer is eligible for additional benefits paid from our Supplemental Retirement Plan. The benefits under our Supplemental Retirement Plan are not earned until the officer has five years of vested service with us. The formula used to calculate the benefits paid to the officer under our Supplemental Retirement Plan is the same formula that is used to calculate the benefit that each of our employees receives under our U.S. Retirement Plan. Additionally, as age, earnings and service credit benefits on account of certain involuntary terminations prior to November 27, 2009 would not be provided to Mr. Newman under the Retirement Plan on the same basis as provided to other employees, this benefit is provided under our Supplemental Retirement Plan.

Severance and Change of Control Arrangements

        We believe that the interests of our shareholders are served by a limited executive change of control severance policy, as well as by the change of control provisions included in our Performance Award and Cash Bonus Plan and LTIP, for those executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. An executive who receives benefits under our executive change of control policy is not eligible to receive the severance benefit payable pursuant to the Transocean Special Severance Plan for Shore-Based Employees, which is described below. An executive officer is only eligible to receive benefits under our executive change of control severance policy if we choose to terminate the executive officer or the executive officer resigns for good reason following the change of control. Currently, we have three designated executive officers (Messrs. Long, Cauthen and Brown) who are covered under our executive change of control severance policy. This policy provides that these executive officers who, within 24 months after a change of control, are terminated without cause (as defined in the policy) or leave us for good reason (as defined in the policy) will receive, in addition to compensation and benefits accrued up to the point of termination, the following:

  •
  pro rata share of that year's target bonus, as determined by the Committee;

  •
  a lump-sum cash severance payment equal to 2.99 times the sum of base salary and targeted non-equity incentive plan compensation for such executive;

  •
  all outstanding LTIP awards will be treated under the convenience-of-company termination provisions as provided for in the award documents and vesting of the awards would be accelerated;

  •
  outplacement services not to exceed 5% of the base salary of the executive;

  •
  a gross-up payment in the event the executive officer is subject to excise tax; provided however, if a 10% reduction in such executive officer's compensation would result in no excise tax, then such compensation would be reduced accordingly and no gross-up payment would be made to the executive officer; and

  •
  for purposes of calculating the executive's benefit under the supplemental retirement plan, the executive will be assumed to have three additional years of age and service credits for vesting and accrual and the executive's employment will be deemed to have continued for three years following termination at the then-current annual base salary and target bonus.

        In connection with the Merger, the Company adopted the Transocean Special Severance Plan for Shore-Based Employees to make severance benefits available to eligible affected employees to financially assist with their transition following involuntary termination for other than cause (as defined in the Severance Plan) during the severance protection period (November 27, 2007 through November 27, 2009). Mr. Newman is eligible for the Severance Plan and would receive the following in the event of an involuntary termination under the terms of the Severance Plan:

  •
  pro rata share of that year's targeted non-equity incentive plan compensation, as determined by the Committee;

  •
  cash severance benefit equal to two years base salary;

  •
  an additional $2,000 lump sum;

  •
  age, earnings and service credit under the Supplemental Retirement Plan for the two year severance benefit period;

  •
  all outstanding awards granted under our LTIP would be treated under the convenience-of-company termination provisions as provided for in the award documents and vesting of the awards would be accelerated;

  •
  continued medical and dental coverage (including dependents) at the active employee rate beginning on the termination date and continuing for two years or until the date he is eligible for other employer coverage; and

  •
  up to $10,400 in outplacement services.

        The Committee reviewed severance packages and executive change of control severance packages offered to the executive officers of each of the companies in our 2007 peer group and determined that the limited executive change of control severance package described above and the benefits available under the Severance Plan are competitive with those packages. In order for a named executive officer to receive the benefits described above, the executive must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information. We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the combined company. We believe that by requiring both triggering events to occur (a change of control and termination) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.

        For further information regarding our severance and change of control arrangements see "Potential Payments Upon Termination or Change of Control," which begins on page 48.

LIMITATIONS ON DEDUCTIBILITY OF NON-PERFORMANCE BASED COMPENSATION

        To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based."

        Under our LTIP, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

STOCK OWNERSHIP REQUIREMENTS

        We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that requiring our executive officers to maintain such a stake helps align our executive officers' interests with the interests of our shareholders. Our equity ownership policy for 2007 required that each of our executive officers, prior to selling any restricted shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in our shares (as determined below) equal to the lesser of (1) the value of all restricted shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003 or (2) the following:

  •
  the Chief Executive Officer—five times annual base salary;

  •
  the President, an Executive or Senior Vice President—three times annual base salary;

  •
  a Vice President—one time annual base salary.

        These thresholds are regularly reviewed by the Committee and adjusted from time to time based on industry data available to the Committee. In February 2007, the Committee reviewed these thresholds and approved a reduction in the applicable threshold for our Vice Presidents from two times annual base salary to one time annual base salary.

        In order to discourage our executive officers from hedging their long positions in our shares, we have a policy that prohibits any of our executive officers from holding derivative instruments on our shares.

        In February 2007, the Committee reviewed published survey data and discussed competitive practice with the Compensation Consultant. In light of the competitive data and discussions with the Compensation Consultant, we expanded the forms of equity ownership that can be used to satisfy the ownership requirement to include (1) any vested or unvested shares accumulated through LTIP awards, the employee stock purchase plan, or other means and (2) the in-the-money portion of any vested, unexercised options for purposes of satisfying the ownership requirement.

        For purposes of calculating the value of an executive officer's interest in our shares, the shares held by that executive are valued at the greater of (a) the closing price of the shares on the date of grant of the underlying security or (b) the average share price on the first trading day of the applicable calendar year. Should the share price later decline after a permitted sale whereby an executive officer's share ownership value falls below the required ownership value threshold set forth above, the executive officer is then precluded from further sales of shares granted under the LTIP until such time as the executive officer again meets these ownership requirements. Compliance with this policy by each executive officer is reviewed by the Committee on an annual basis, and the Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Committee has never found a violation of this policy, so the Committee has not exercised its discretion in this regard.

CONCLUSION

        We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

EXECUTIVE COMPENSATION COMMITTEE REPORT

        The Executive Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

        Members of the Executive Compensation Committee:

    John L. Whitmire, Chairman
    Edward R. Muller
    Robert M. Sprague
    Ian C. Strachan

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information about the compensation of the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers as of December 31, 2007, collectively referred to herein as the named executive officers, for each of the last two years. The Company is not a party to any employment agreements with any of our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)

Robert L. Long Chief Executive Officer	2007 2006	933,412 795,833	(5)	0 0		5,575,806 964,067	2,200,417 874,766	2,158,002 634,494	1,206,574(6) 1,152,240(6)	53,282(7) 47,935(7)	12,127,493 4,469,335

Gregory L. Cauthen Senior Vice President and Chief Financial Officer	2007 2006	396,458 371,458		0 0		1,424,236 321,317	604,972 253,009	616,444 188,798	88,128(8) 71,328(8)	30,934(9) 22,976(9)	3,161,172 1,228,886

Jean P. Cahuzac(10) Former Executive Vice President, Assets	2007 2006	531,042 471,667		0 0		2,311,248 468,081	902,215 365,074	1,031,977 313,372	116,270(11) 104,449(11)	61,888(12) 57,578(12)	4,954,640 1,780,221

Steven L. Newman Executive Vice President, Performance	2007 2006	437,917 308,750		0 0		1,734,146 158,939	573,555 96,130	735,678 148,242	84,589(13) 73,791(13)	25,899(14) 21,416(14)	3,591,784 807,268

Eric B. Brown Senior Vice President General Counsel and Assistant Corporate Secretary	2007 2006	375,000 337,917	(15)	0 75,000	(16)	1,304,241 279,247	522,740 208,299	537,611 164,640	155,813(17) 146,205(17)	148,779(18) 30,190(18)	3,044,184 1,241,498

(1)
Represents the compensation cost recognized by the Company during such year under Statement of Accounting Standards No. 123R (Share-Based Payment) (FAS 123(R)) for restricted shares and deferred units granted pursuant to our Long-Term Incentive Plan (LTIP) in such year and prior years, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The 2007 amount includes the compensation cost associated with the acceleration of vesting of restricted shares and deferred units granted prior to July 21, 2007 as a result of the Merger, and the compensation expense with respect to the Reclassification for the July 21, 2007 restricted share grant.

(2)
Represents the compensation cost recognized by the Company during such year under FAS 123(R) for options to purchase ordinary shares granted pursuant to our LTIP in such year and prior years, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The 2007 amount includes the compensation cost associated with the acceleration of vesting of all outstanding options as a result of the Merger.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonus incentives paid to the named executive officers based on service during the year included in the table and awarded in the following year pursuant to our Performance Award and Cash Bonus Program. The Performance Award and Cash Bonus Program, including the performance targets used for 2007, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no named executive officer received above-market or preferential earnings on such compensation during 2007 or 2006.

(5)
Includes payment for accrued but unused vacation to Mr. Long in the amount of $49,037.

(6)
The 2007 amount includes change in qualified pension benefits of $95,488 and non-qualified pension benefits of $1,111,086. The 2006 amount includes change in qualified pension benefits of $49,970 and non-qualified pension benefits of $1,102,270.

(7)
The 2007 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan of $29,672, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $441, the total fees paid for his club membership, and the cost of his annual executive physical. The 2006 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan of $25,913, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $358, the total fees paid for his club membership, and the cost of his annual executive physical.

(8)
The 2007 amount includes change in qualified pension benefits of $22,756 and non-qualified pension benefits of $65,372. The 2006 amount includes change in qualified pension benefits of $20,055, and non-qualified pension benefits of $51,273.

(9)
The 2007 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $223, the total fees paid for his club membership, and the cost of his annual executive physical. The 2006 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $92, the total fees paid for his club membership, and the cost of his annual executive physical.

(10)
Mr. Cahuzac resigned from his position as an executive officer of the Company on March 21, 2008 and resigned as an employee of the Company on March 25, 2008.

(11)
The 2007 amount includes change in qualified pension benefits of $24,443 and non-qualified pension benefits of $91,827. The 2006 amount includes change in qualified pension benefits of $20,932 and non-qualified pension benefits of $83,517.

(12)
The 2007 amount includes Company contributions to Mr. Cahuzac's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan of $13,772, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $205, the schooling allowance for his children, and the total fees paid for his club membership. As a non-U.S. resident executive officer converted to permanent resident U.S. status, his dependent children received an education allowance in 2007. In 2007, Mr. Cahuzac received a total of $21,896 for education allowance. The 2006 amount includes contributions to Mr. Cahuzac's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf and the tax gross up for his perquisites of $6,376. In 2006, Mr. Cahuzac received a total of approximately $21,000 related to his vacation and education allowances. Mr. Cahuzac did not receive a transportation allowance or exchange rate coefficient in 2007 or 2006.

(13)
The 2007 amount includes change in qualified pension benefits of $16,243 and non-qualified pension benefits of $68,346. The 2006 amount includes change in qualified pension benefits of $17,223 and non-qualified pension benefits of $56,568.

(14)
The 2007 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $71, and the total fees paid for his club membership. The 2006 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $84, the total fees paid for his club membership, and the cost of his annual executive physical.

(15)
Includes payment for accrued but unused vacation to Mr. Brown in the amount of $19,653. In addition, Mr. Brown was on assignment in the Cayman Islands in 2007; accordingly, a standard deduction of $21,837 was deducted from his pay.

(16)
Represents a discretionary cash bonus of $75,000 paid to Mr. Brown in October 2006 pursuant to our Recognition and Reward Program in recognition of his exceptional performance in connection with significant litigation against one of our competitors. None of the other named executive officers received a discretionary cash bonus for performance in 2006. None of the named executive officers received a discretionary bonus in 2007.

(17)
The 2007 amount includes change in qualified pension benefits of $44,578 and non-qualified pension benefits of $111,235. The 2006 amount includes change in qualified pension benefits of $55,455 and non-qualified pension benefits of $90,750.

(18)
The 2007 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $1,228, the total fees paid for his club membership, and the cost of his annual executive physical. Mr. Brown was on assignment to the Cayman Islands for part of 2007 and the Company provided relocation expenses of $20,000, housing allowance of $90,367, exchange rate coefficient of $5,428 and geographic coefficient of $5,577, which amounts are also included in the 2007 amount. The 2006 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $252, the total fees paid for his club membership, and the cost of his annual executive physical.

Grants of Plan-Based Awards

        The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2007 for the named executive officers. This table is presented historically and does not give effect to the Reclassification.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)

Robert L. Long	7/21/2007		0	838,333	2,389,250	56,598	6,224,082

Gregory L. Cauthen	7/21/2007		0	237,875	677,943	12,908	1,419,493

Jean P. Cahuzac	7/21/2007	(4)	0	398,282	1,135,102	23,831	2,620,695

Steven L. Newman	7/21/2007		0	284,646	811,241	21,597	2,375,022

Eric B. Brown	7/21/2007		0	207,451	591,236	12,908	1,419,493

(1)
This column shows the amount of cash payable to the named executive officers under our Performance Award and Cash Bonus Plan. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2007, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
This column shows the number of time-vested restricted shares granted to the named executive officers under the LTIP. The restricted shares vest in one-third increments over a three-year period. The terms of the restricted shares are more particularly described in "Compensation Discussion and Analysis—Long-Term Incentive Plan—Changes in 2007." On November 27, 2007, as a result of the Reclassification, each of the named executive officers received a cash payment with respect to each restricted share granted in July 2007 corresponding to the cash payment on our ordinary shares in connection with the Reclassification ($33.03 in cash per ordinary share plus cash for fractional shares).

(3)
The fair value in this column was calculated in accordance with FAS 123(R).

(4)
The restricted share award granted to Mr. Cahuzac on July 21, 2007 was forfeited in accordance with its terms upon his resignation as an employee of the Company.

Outstanding Equity Awards

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 for the named executive officers. This table is presented giving effect to the Reclassification.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Option Exercise Price ($/Share)(2)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)		Market Value of Shares or Units of Stock That Have Not Vested(4) ($)

Robert L. Long	103,491		83.70	07/13/06	07/12/16	39,595		5,668,024

Gregory L. Cauthen	5,322	(5)	30.67	07/10/02	07/09/12	9,030		1,292,645

Jean P. Cahuzac						16,672	(6)	2,386,597	(6)

Steven L. Newman	10,449 8,094 17,248 17,248		29.95 59.99 83.70 73.21	07/08/04 07/13/05 07/13/06 10/12/06	07/07/14 07/12/15 07/12/16 07/12/16	15,109		2,162,853

Eric B. Brown						9,030		1,292,645

(1)
In connection with the Reclassification, each outstanding stock option was adjusted to be exercisable for a number of ordinary shares equal to the number of ordinary shares for which such option was exercisable immediately prior to the Reclassification multiplied by 0.9392 (rounded down to the nearest whole share). All outstanding options held by the named executive officers vested in connection with the Merger and were exercisable at December 31, 2007.

(2)
In connection with the Reclassification, each outstanding stock option was adjusted to be exercisable at a per share exercise price equal to the exercise price of the option immediately prior to the Reclassification divided by 0.9392 (rounded up to the nearest whole cent).

(3)
Except for the July 2007 restricted share awards, all deferred units and restricted shares outstanding at the time of the Reclassification vested and were exchanged for the same consideration for which each outstanding ordinary share was exchanged in the Reclassification. As a result, the only unvested equity awards at December 31, 2007 were the time-vested restricted shares granted on July 21, 2007. These restricted shares vest one-third annually on the anniversary of the date of grant from 2008 through 2010. However, each grantee of a July 2007 restricted share award received a cash payment with respect to each restricted share corresponding to the cash payment on our ordinary shares in connection with the Reclassification ($33.03 in cash per ordinary share, plus cash for fractional shares).

(4)
This column shows the total market value of the unvested restricted share awards as of December 31, 2007, based on the closing price on the NYSE of our ordinary shares on December 31, 2007.

(5)
The 5,322 options reported as exercisable for Mr. Cauthen are the subject of a qualifying domestic relations order.

(6)
The 16,672 restricted shares were forfeited in accordance with their terms upon Mr Cahuzac's resignation as an employee of the Company.

Option Exercises and Shares Vested

        The following table sets forth certain information with respect to the exercise of options and the vesting of restricted shares and deferred units, as applicable, during 2007 for the named executive officers. This table is presented giving effect to the Reclassification.

	Option Awards		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert L. Long	287,059	29,767,839	77,242	14,432,367

Gregory L. Cauthen	89,485	5,894,644	30,349	4,910,675

Jean P. Cahuzac	127,190	8,392,865	42,241	7,090,726

Steven L. Newman	18,750	1,273,703	16,669	3,424,927

Eric B. Brown	77,460	4,970,222	22,742	3,903,321

(1)
With respect to exercises prior to the Reclassification on November 27, 2007, the number of shares acquired on exercise has been multiplied by 0.6996 to give effect to the Reclassification.

(2)
The number of shares acquired on vesting does not include the number of restricted shares granted in July 2007 that did not vest but with respect to which a cash payment was received in connection with the Reclassification ($33.03 in cash per restricted share plus cash for fractional shares). However, the value realized on vesting includes the amount of this cash payment.

Pension Benefits

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan,

  •
  Transocean U.S. Supplemental Retirement Plan, and

  •
  Transocean International Retirement Plan.

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers pursuant to these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert L. Long	Transocean U.S. Retirement Plan Transocean U.S. Supplemental Retirement Plan	30 30	1,072,213 5,890,915	0 0

Gregory L. Cauthen	Transocean U.S. Retirement Plan Transocean U.S. Supplemental Retirement Plan	7 7	114,028 223,947	0 0

Jean P. Cahuzac	Transocean U.S. Retirement Plan(1) Transocean U.S. Supplemental Retirement Plan(1) Transocean International Retirement Plan	4 4 29	82,885 258,780 251,714	0 0 0

Steven L. Newman	Transocean U.S. Retirement Plan Transocean U.S. Supplemental Retirement Plan	14 14	141,197 155,485	0 0

Eric B. Brown	Transocean U.S. Retirement Plan Transocean U.S. Supplemental Retirement Plan	13 13	317,928 533,462	0 0

(1)
Represents Mr. Cahuzac's number years of service since he became eligible for the Transocean U.S. Retirement Plan and the Transocean U.S. Supplemental Retirement Plan. Mr. Cahuzac had four years of credited service but 29 years of actual service with the Company, including its affiliates.

Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55). The Company has not granted and does not expect to grant extra years of credited service under the plan to any of the named executive officers.

        Credited service under the plan includes all periods of continuous employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the Plan. Employees are not entitled to earn more than 30 years of credited service. An employee who is not a U.S. citizen but who resides in the U.S. is eligible to participate in the plan effective January 1, 2004. Mr. Cahuzac became eligible to participate in the plan effective January 1, 2004, based upon his residency in the U.S.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits, are calculated as, (1) the product of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his "gross benefit" and his final average social security earnings offset to allow for the fact that his benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time.

        Messrs. Long and Brown have met the eligibility requirements for "early retirement" under the plan. The early retirement benefit is calculated by reducing the normal retirement benefit to account for the fact that benefits would be expected to be received over a longer life expectancy. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2007. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2007. The key assumptions used were:

Interest rate:	6.13%

Mortality Table:	2008-PPA

Form of Payment:	Joint & 50% Survivor Annuity

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	65

Transocean U.S. Supplemental Retirement Plan

        Officers, including each of the named executive officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Supplemental Retirement Plan if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. For the purpose of "early retirement," Messrs. Long and Brown are currently eligible to receive benefits. With the addition of age and credit service under the executive change of control policy, Mr. Cahuzac is also currently eligible to receive benefits. The formula used to calculate the plan benefit is the same as that which is used to calculate the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($225,000 in 2007).

        In addition, if Mr. Newman is involuntarily terminated within the two-year period ending November 27, 2009, and is entitled to severance, the Supplemental Retirement Plan would provide age, earnings and service credit benefits for him during the salary continuation period after termination in which severance is paid.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2007. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2007. The key assumptions are:

Interest Rate:	5.96%

Mortality Table:	2008-417(e)

Form of Payment:	Lump Sum

Lump Sum Rate:	Interest Rate minus 2.25%

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	65

Transocean International Retirement Plan

        The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Cahuzac was the only named executive officer in 2007 who has historically participated in this plan, but he was not eligible to participate in the plan in 2007 because he resided in the U.S. The Company has not granted extra years of vested service under the plan to Mr. Cahuzac. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Contribution

< 5 years	4.5%

5-9 years	5.0%

10-14 years	5.5%

15-19 years	6.0%

20+ years	6.5%

        Contributions are based on a participant's eligible compensation (regular pay, non-equity cash incentive pay and special performance cash awards). Participants are vested in the Company's contributions to the plan upon completion of two years of eligible service. The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. Mr. Cahuzac is over age 50 and he has more than two years of vested service so he is eligible to elect either option upon his retirement. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Nonqualified Deferred Compensation

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)

Robert L. Long	0	29,672	16,149	0	228,902

Gregory L. Cauthen	0	7,716	29,833	0	220,506

Jean P. Cahuzac	0	13,772	6,783	0	98,145

Steven L. Newman	0	9,581	758	0	17,500

Eric B. Brown	0	6,191	3,283	0	47,765

(1)
Represents amounts credited by the Company under the Transocean U.S. Supplemental Savings Plan on the named executive officer's behalf in 2007.

(2)
Represents earnings in 2007 on balances in the Transocean U.S. Supplemental Savings Plan by Messrs. Long, Cahuzac, Newman, and Brown. Mr. Cauthen's earnings include earnings on balances in both the Transocean U. S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan.

(3)
Represents balance as of December 31, 2007 remaining in the Transocean U.S. Supplemental Savings Plan for Messrs. Long, Cahuzac, Brown and Newman. Mr. Cauthen's aggregate balance as of December 31, 2007 includes his remaining balances in both the Transocean U.S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan.

Transocean U.S. Supplemental Savings Plan

        The named executive officers and certain other highly compensated employees are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination.

Transocean Deferred Compensation Plan

        Prior to December 31, 2004, eligible employees could elect to defer compensation under the Company's non-qualified deferred compensation plan. On December 31, 2004, the plan was closed to any additional contributions. Amounts previously deferred under the plan were credited to each participant's account, and participants could select from a variety of investment indices for their accounts. Participants may elect to receive a lump sum payment or an annuity upon termination. Participants may withdraw any portion or the complete balance at any time prior to termination, but any such early withdrawals are subject to a 10% penalty. Mr. Cauthen was the only named executive officer in 2007 who still maintained funds in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2007, certain information with respect to compensation that would be payable to the named executive officers upon a variety of termination or change of control scenarios.

	Mr. Long ($)	Mr. Cahuzac ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)

I. Involuntary Not-for-Cause Termination
Cash Severance Payment(1)	5,531,500	2,877,875	1,961,440	932,000	1,807,455
Deferred Compensation Plan(2)	0	0	173,992	0	0
Non-Equity Incentive Plan Compensation(1)	2,158,002	1,031,977	616,444	735,678	537,611
Outplacement Services(1)	46,250	27,500	20,500	10,400	19,500
U.S. Supplemental Retirement Plan(3)	9,227,162	758,297	519,967	309,047	1,063,859
Equity Incentive Plan Compensation under our LTIP
Stock Options(4)	0	0	0	0	0
Restricted Shares 2007(5)	5,668,024	2,386,597	1,292,645	2,162,853	1,292,645
Supplemental Savings Plan(6)	228,902	98,145	46,514	17,500	47,765

Total Involuntary Not-for-Cause Severance Potential Payments	22,859,840	7,180,391	4,631,502	4,167,478	4,768,835

(1)
Shows benefits that would have been received by Messrs. Long, Cahuzac, Cauthen and Brown under the executive change in control policy and the Performance Award and Cash Bonus Plan and by Mr. Newman under the Transocean Special Severance Plan for Shore-Based Employees and the Performance Award and Cash Bonus Plan because the Merger constituted a "change of control" for purposes of the policy and the plans.

(2)
Mr. Cauthen is the only named executive officer who maintained a balance in the Deferred Compensation Plan at December 31, 2007. Assuming, for purposes of this table, that Mr. Cauthen's involuntary not-for-cause termination occurred on December 31, 2007, he would receive this balance in a lump sum cash payment paid by the Company.

(3)
Messrs. Long and Brown are the only named executive officers who had satisfied the age (at least 55 years of age) and service (at least 5 years of credited service) requirements under the Supplemental Retirement Plan as of December 31, 2007 and were therefore eligible to receive actual payments under the plan as of December 31, 2007. Mr Cahuzac would be eligible to receive actual payments under the Supplemental Retirement Plan as of December 31, 2007 because of the age and service credit provided under the executive change in control policy. Messrs. Long, Brown and Cahuzac each could have received their respective supplemental retirement benefits through a lump sum payment after a six month waiting period following termination. The amount of supplemental retirement benefits included in the table for each of Messrs. Cauthen and Newman represent the present value of those benefits which would not have been payable as of December 31, 2007 but would be payable once the applicable named executive officer reaches 55 years of age (including any age credit under the executive change of control policy).

(4)
All outstanding stock options vested in connection with the Merger.

(5)
Restricted shares granted in 2007 are time-vested awards, which vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary convenience of the Company termination all of the restricted shares would vest.

(6)
Each named executive officer's supplemental savings benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2007. Each named executive officer is eligible to receive a single lump sum payment of the balance after a six-month waiting period after his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

	Mr. Long ($)	Mr. Cahuzac(1) ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)

II. Voluntary Termination
Deferred Compensation Plan	0	0	173,992	0	0
U.S. Supplemental Retirement Plan	5,890,915	258,780	223,947	155,485	533,462
Equity Incentive Plan Compensation under our LTIP
Stock Options	0	0	0	0	0
Restricted Shares 2007	0	0	0	0	0
Supplemental Savings Plan	228,902	98,145	46,514	17,500	47,765

Total Voluntary Termination Potential Payments	6,119,817	356,925	444,453	172,985	581,227

(1)
Mr Cahuzac resigned as an employee of the Company effective March 25, 2008, at which time he was eligible to receive $498,000 under the U.S. Supplemental Retirement Plan and $102,000 under the Supplemental Savings Plan.

	Mr. Long ($)	Mr. Cahuzac ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)

III. Retirement(1)
Deferred Compensation Plan	0	0	173,992	0	0
Non-Equity Incentive Plan Compensation	2,158,002	1,031,977	616,444	735,678	537,611
U.S. Supplemental Retirement Plan(2)	5,890,915	0	0	0	533,462
Equity Incentive Plan Compensation under our LTIP
Stock Options	0	0	0	0	0
Restricted Shares 2007	0	0	0	0	0
Supplemental Savings Plan	228,902	98,145	46,514	17,500	47,765

Total Voluntary Termination Potential Payments	8,277,819	1,130,122	836,950	753,178	1,118,838

(1)
Messrs. Cahuzac, Cauthen and Newman have not reached at least 55 years of age as of December 31, 2007 and are therefore not eligible for early retirement or normal retirement (age 65) under the U.S. Supplemental Retirement Plan.

(2)
Mr. Long and Mr. Brown were over 55 years of age as of December 31, 2007 and are therefore eligible for early retirement under our U.S. Supplemental Retirement Plan. They would have been eligible to receive the same potential supplemental retirement and supplemental savings payments under this "III. Retirement" scenario as they would have received under the "II. Voluntary Termination" scenario described above.

	Mr. Long(1) ($)	Mr. Cahuzac(1) ($)	Mr. Cauthen(1) ($)	Mr. Newman(2) ($)	Mr. Brown(1) ($)

IV. Termination in Connection with a Change of Control
Cash Severance Payment(1)	5,531,500	2,877,875	1,961,440	932,000	1,807,455
Deferred Compensation Plan(3)	0	0	173,992	0	0
Non-Equity Incentive Plan Compensation(1)	2,158,002	1,031,977	616,444	735,678	537,611
Outplacement Services(1)	46,250	27,500	20,500	10,400	19,500
U.S. Supplemental Retirement Plan	9,227,162	758,297	519,967	309,047	1,063,859
Equity Incentive Plan Compensation under our LTIP(4)
Stock Options	0	0	0	0	0
Restricted Shares 2007	5,668,024	2,386,597	1,292,645	2,162,853	1,292,645
Supplemental Savings Plan(3)	228,902	98,145	46,514	17,500	47,765
Excise Tax Gross-Up(1)	0	0	0	0	0

Total Change of Control Termination Potential Payments	22,859,840	7,180,391	4,631,502	4,167,478	4,768,835

(1)
Messrs. Long, Cahuzac, Cauthen and Brown are each covered by our executive change of control policy (which includes, among other things, a cash severance payment, non-equity incentive plan compensation, additional supplemental retirement plan benefits, outplacement services and excise tax gross-ups) that is described under "Compensation Discussion and Analysis—Severance and Change of Control Arrangements." The potential payments made to these named executive officers set forth in this table assume that the named executive officers are terminated (other than "for cause") or leave us for "good reason" within 24 months after a "change of control" (as such terms are defined in our executive change of control policy) and termination occurs on December 31, 2007. The Merger constituted a "change of control" for purposes of our executive change of control policy.

(2)
Mr. Newman is not covered by our executive change of control policy but is covered under the Transocean Special Severance Plan for Shore-Based Employees. He would receive the same potential payments under this "IV. Termination in Connection with a Change of Control" scenario that he would have received under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(3)
Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(4)
The unvested portion of the July 2007 restricted shares granted under our LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

	Mr. Long ($)	Mr. Cahuzac ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)

V. Death
Deferred Compensation Plan(1)	0	0	173,992	0	0
Non-Equity Incentive Plan Compensation(2)	2,158,002	1,031,977	616,444	735,678	537,611
U.S. Supplemental Retirement Plan(3)	3,723,018	155,653	134,702	93,523	377,001
Equity Incentive Plan Compensation under our LTIP
Stock Options	0	0	0	0	0
Restricted Shares 2007	5,668,024	2,386,597	1,292,645	2,162,853	1,292,645
Supplemental Savings Plan(1)	228,902	98,145	46,514	17,500	47,765
Life Insurance Proceeds(4)	1,000,000	1,500,000	1,000,000	1,500,000	1,000,000

Total Death Potential Payments	12,777,946	5,172,372	3,264,297	4,509,554	3,255,022

(1)
Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(2)
Each named executive officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2007. If the named executive officer died on December 31, 2007, then this pro rata share would be equal to 100% of such named executive officer's targeted non-equity compensation for 2007.

(3)
The unvested portion of the July 2007 restricted shares granted under our LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(4)
We provide each of our named executive officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Mr. Newman and Mr. Cahuzac are the only named executive officers as of December 31, 2007 who had elected (at their own expense) to purchase an additional $500,000 of life insurance, which brings the total life insurance proceeds payable upon each such officer's death up to our allowed maximum of $1,500,000.

	Mr. Long ($)	Mr. Cahuzac ($)	Mr. Cauthen ($)	Mr. Newman ($)	Mr. Brown ($)

VI. Disability
Deferred Compensation Plan(1)	0	0	173,992	0	0
Non-Equity Incentive Plan Compensation(1)	2,158,002	1,031,977	616,444	735,678	537,611
U.S. Supplemental Retirement Plan	5,890,915	258,780	223,947	155,485	533,462
Equity Incentive Plan Compensation under our LTIP(2)
Stock Options	0	0	0	0	0
Restricted Shares 2007	5,668,024	2,386,597	1,292,645	2,162,853	1,292,645
Supplemental Savings Plan(1)	228,902	98,145	46,514	17,500	47,765
Disability Benefits(3)	0	0	0	0	0

Total Disability Potential Payments	13,945,843	3,775,499	2,353,542	3,071,516	2,411,483

(1)
Each of the potential deferred compensation, non-equity incentive plan compensation and supplemental savings payments under this "VI. Disability" scenario would be the same as contemplated under the "V. Death" scenario described above, except that the payments under this "VI. Disability" scenario would be paid directly to Mr. Cauthen instead of his beneficiary.

(2)
The unvested portion of the 2007 restricted share awards granted under our LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(3)
None of our named executive officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our named executive officers would receive in the event of their disability are described under "Compensation Discussion and Analysis—Other Benefits."

CERTAIN TRANSACTIONS

        We own a 50 percent interest in an unconsolidated joint venture company, Overseas Drilling Limited (ODL), which owns the drillship Joides Resolution. Siem Offshore Inc. owns the other 50 percent interest in ODL. Our director, Kristian Siem, is the chairman of Siem Offshore Inc. and is also a director and officer of ODL. We provide operational and management services to ODL, and we earned $1 million for these services in 2007. In November 2005, we and Siem Offshore Inc. each entered into a separate loan agreement with ODL under which ODL may grant multiple loans to us and Siem Offshore Inc. at its discretion in amounts up to $8 million. ODL may demand repayment at any time upon five business days prior written notice, and any amount due to us or Siem Offshore Inc. from ODL may be offset against the applicable loan amount at the time of repayment. As of December 31, 2007, $3 million was outstanding under this loan agreement. Mr. Siem is also chairman and chief executive officer of Siem Industries, Inc., which owns an approximate 34 percent interest in Siem Offshore Inc.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,240,758	$43.30	8,874,100
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	1,240,758	$43.30	8,874,100

(1)
In addition to stock options, we are authorized to grant awards of restricted shares and deferred units under our Long-Term Incentive Plan, and 3,711,501 ordinary shares are available for future issuance pursuant to grants of restricted shares and deferred units under this plan.

(2)
Does not include 2,320,747 shares to be issued upon the exercise of options with a weighted average exercise price of $34.17 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) our Sedco Forex Option plan in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the ordinary share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. AS of the time immediately prior to the Merger, our directors had purchased 30,490 Transocean ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for our ordinary shares on November 27, 2007. As of December 31, 2007, our directors held 28,749 ordinary share equivalents under the plan.

PROPOSAL 2. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2008 calendar year. Ernst & Young LLP served as our independent registered public accounting firm for the 2007 calendar year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee recommended that this appointment be submitted to our shareholders for approval. Approval of our appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year 2008 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. If the shareholders do not approve the appointment of Ernst & Young LLP, our Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the annual general meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.

FEES PAID TO ERNST & YOUNG LLP

        Ernst & Young LLP Audit Fees for each of the fiscal years 2007 and 2006 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2007 and 2006 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2007	$4,490,690	$764,926	$2,037,621	$64,935
Fiscal year 2006	$4,075,500	$66,748	$1,479,101	$2,250

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations

(2)
The audit related fees include due diligence related to mergers and acquisitions, other accounting consultations, employee benefit plan audits and attest services related to financial reporting that are not required by statute.

(3)
Tax fees were for tax preparation, tax compliance and tax advice including tax services related to the company's expatriate program.

(4)
All other fees were for certain legislative updates and other publications and subscription services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm, subject to some de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the annual audit. Audit-related and tax services were performed under the de minimis exception during 2007, each comprising less than one percent of the respective total audit-related and tax fees. The Audit Committee has considered whether the provision of services rendered in 2007 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2008. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls. The Audit Committee has also delegated pre-approval authority to its Chairman, who reports his decisions regarding pre-approvals to the Audit Committee at its next regularly scheduled meeting.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Executive Compensation Committee of the Board of Directors during the last completed fiscal year were John L. Whitmire, Chairman, Edward R. Muller, Robert M. Sprague and Ian C. Strachan. In addition, Judy J. Kelly, Mark A. Hellerstein, and Roberto L. Monti served on the Committee prior to their departure as directors in November 2007 in connection with the Merger. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's ordinary shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2007, the Company believes that no director, officer or beneficial owner of more than ten percent of the ordinary shares failed to file a report on a timely basis during 2007, except for: (i) one Form 4 filing on behalf of David J. Mullen reporting a grant of restricted shares, and (ii) one Form 4 filing on behalf of Roberto Monti reporting the cash exercise of five separate grants of stock options and holding of the shares resulting from the exercise.

Solicitation of Proxies

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D. F. King & Co., Inc. for a fee of $8,500, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of ordinary shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our General Counsel at Eric B. Brown, General Counsel, Transocean Inc., P.O. Box 2765, Houston, Texas 77252-2765, telephone number (713) 232-7500. We will deliver, promptly upon written or oral request to the General Counsel, a separate copy of the 2007 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2008 annual general meeting, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than December 3, 2008. However, if the date of the 2009 annual general meeting changes by more than 30 days from the anniversary of the 2008 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual general meeting, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. The deadline under our Articles of Association for submitting proposals will be February 16, 2009 for the 2009 annual general meeting unless it is more than 30 days before or after the anniversary of the 2008 annual general meeting. Your notice must set forth:

  •
  a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

  •
  any material interest you have in the business.

        If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve as a director if so elected.

        The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.

        Until November 27, 2009, the second anniversary of our merger transaction with GlobalSantaFe, our Articles of Association stipulate certain requirements concerning the composition of our Board. For more information on this topic, see "Corporate Governance—Special Governance Provisions Related to Our Merger Transaction with GlobalSantaFe."

        You may obtain a copy of our Articles of Association, in which these procedures are set forth, upon written request to Chipman Earle, Corporate Secretary, Transocean Inc., P.O. Box 10342, 70 Harbour Drive, 4th Floor, Grand Cayman, KY1-1003, Cayman Islands.

☒	Votes must be indicated (x) in Black or Blue ink.	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors Recommends a Vote "FOR" Approval of Items 1 and 2
Item 1.	Election of Directors.
	Nominees:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	01 Jon A. Marshall	☐	☐	☐	Item 2.	Approval of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2008.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	02 Martin B. McNamara	☐	☐	☐	Item 3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
		FOR	AGAINST	ABSTAIN
	03 Robert E. Rose	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	04 Ian C. Strachan	☐	☐	☐

Signature	Signature	Date
Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.)

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Voting your proxy by Internet and telephone is available through 11:59 PM Eastern Time on
May 15, 2008, the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/rig		TELEPHONE 1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

        If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TRANSOCEAN INC.

P.O. BOX 10342
70 HARBOUR DRIVE, 4TH FLOOR
GRAND CAYMAN, KY1-1003
CAYMAN ISLANDS
P R O X Y
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking any proxy heretofore given in connection with the Annual General Meeting described below, hereby appoints Robert L. Long, Gregory L. Cauthen and Eric B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Transocean Inc. to be held on Friday, May 16, 2008 at 8:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas and at any adjournment thereof, and to vote all ordinary shares that the undersigned would be entitled to vote if personally present as follows:

        The shares represented by this proxy will be voted as directed herein. If this proxy is duly executed and returned, and no voting directions are given herein, such shares will be voted "FOR" each of the nominees listed in Item 1 and "FOR" the proposal to approve the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2008. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

(Continued and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your TRANSOCEAN INC. account online.

Access your Transocean Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Transocean Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

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